                                                                     EXHIBIT 4.1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                    $200,000,000

                                  CREDIT AGREEMENT

                           Dated as of February 19, 1999

                                       among

                                   ABC-NACO INC.,

                         ABC-NACO de MEXICO, S.A. de C.V.,

                             DOMINION CASTINGS LIMITED,

                              BANK OF AMERICA CANADA,
                           as Canadian Revolving Lender,


              BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                    as Agent and Letter of Credit Issuing Lender

                                        and


                   THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                    Arranged By

                       NATIONSBANC MONTGOMERY SECURITIES LLC

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                                 TABLE OF CONTENTS

   Section                                                                        Page
ARTICLE I   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
     1.01   Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . . .    2
     1.02   Other Interpretive Provisions. . . . . . . . . . . . . . . . . . . .   26
     1.03   Accounting Principles. . . . . . . . . . . . . . . . . . . . . . . .   27
     1.04   Currency Equivalents Generally.. . . . . . . . . . . . . . . . . . .   27
ARTICLE II  THE CREDITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     2.01   Amounts and Terms of Commitments . . . . . . . . . . . . . . . . . .   27
     2.02   Loan Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     2.03   Procedure for Borrowing by the Company or the Mexican Borrower . . .   28
     2.04   Conversion and Continuation Elections. . . . . . . . . . . . . . . .   30
     2.05   The Swing Line Loans . . . . . . . . . . . . . . . . . . . . . . . .   31
     2.06   Canadian Revolving Loans . . . . . . . . . . . . . . . . . . . . . .   33
     2.07   Utilization of Commitments in the Offshore Currency. . . . . . . . .   34
     2.08   Voluntary Termination or Reduction of Commitments. . . . . . . . . .   36
     2.09   Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     2.10   Repayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     2.11   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     2.12   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
            (a)  Agency Fees . . . . . . . . . . . . . . . . . . . . . . . . . .   38
            (b)  Commitment Fees . . . . . . . . . . . . . . . . . . . . . . . .   38
     2.13   Computation of Fees and Interest . . . . . . . . . . . . . . . . . .   39
     2.14   Payments by the Borrowers. . . . . . . . . . . . . . . . . . . . . .   40
     2.15   Payments by the Lenders to the Agent.. . . . . . . . . . . . . . . .   40
     2.16   Sharing of Payments, Etc.. . . . . . . . . . . . . . . . . . . . . .   41
ARTICLE III THE LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . . . . .   42
     3.01   The Letter of Credit Subfacility.. . . . . . . . . . . . . . . . . .   42
     3.02   Issuance, Amendment and Renewal of Letters of Credit . . . . . . . .   43
     3.03   Risk Participations, Drawings and Reimbursements . . . . . . . . . .   45
     3.04   Repayment of Participations. . . . . . . . . . . . . . . . . . . . .   46


                                        i
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     3.05   Role of the Issuing Lender . . . . . . . . . . . . . . . . . . . . .   47
     3.06   Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . . .   48
     3.07   Cash Collateral Pledge . . . . . . . . . . . . . . . . . . . . . . .   49
     3.08   Letter of Credit Fees. . . . . . . . . . . . . . . . . . . . . . . .   49
     3.09   Uniform Customs and Practice . . . . . . . . . . . . . . . . . . . .   49
ARTICLE IV  TAXES, YIELD PROTECTION AND ILLEGALITY . . . . . . . . . . . . . . .   50
     4.01   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     4.02   Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     4.03   Increased Costs and Reduction of Return. . . . . . . . . . . . . . .   52
     4.04   Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     4.05   Inability to Determine Rates . . . . . . . . . . . . . . . . . . . .   53
     4.06   Reserves on Offshore Rate Loans. . . . . . . . . . . . . . . . . . .   53
     4.07   Certificates of Lenders. . . . . . . . . . . . . . . . . . . . . . .   54
     4.08   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
ARTICLE V   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . .   54
     5.01   Conditions of Initial Credit Extensions. . . . . . . . . . . . . . .   54
            (a)  Credit Agreement and Notes. . . . . . . . . . . . . . . . . . .   54
            (b)  Subsidiary Guaranty . . . . . . . . . . . . . . . . . . . . . .   54
            (c)  Resolutions; Incumbency . . . . . . . . . . . . . . . . . . . .   54
            (d)  Organization Documents; Good Standing . . . . . . . . . . . . .   54
            (e)  Legal Opinions. . . . . . . . . . . . . . . . . . . . . . . . .   55
            (f)  Payment of Fees . . . . . . . . . . . . . . . . . . . . . . . .   55
            (g)  Certificate . . . . . . . . . . . . . . . . . . . . . . . . . .   55
            (h)  Collateral Documents. . . . . . . . . . . . . . . . . . . . . .   56
            (i)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .   56
            (j)  Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . .   56
            (k)  Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
            (l)  Market Disruption . . . . . . . . . . . . . . . . . . . . . . .   57
            (m)  Other Documents . . . . . . . . . . . . . . . . . . . . . . . .   57
            (n)  Payoff Letters. . . . . . . . . . . . . . . . . . . . . . . . .   57
     5.02   Conditions to All Credit Extensions. . . . . . . . . . . . . . . . .   57
            (a)  Notice, Application . . . . . . . . . . . . . . . . . . . . . .   57
            (b)  Continued Accuracy of Representations and Warranties. . . . . .   57


                                      ii

            (c)  No Existing Default . . . . . . . . . . . . . . . . . . . . . .   58
            (d)  No Future Advance Notice. . . . . . . . . . . . . . . . . . . .   58
ARTICLE VI  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . .   58
     7.01   Corporate Existence and Power. . . . . . . . . . . . . . . . . . . .   58
     7.02   Corporate Authorization; No Contravention. . . . . . . . . . . . . .   58
     7.03   Governmental Authorization . . . . . . . . . . . . . . . . . . . . .   59
     7.04   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     7.05   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     7.06   No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     7.07   ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .   60
     7.08   Use of Proceeds; Margin Regulations. . . . . . . . . . . . . . . . .   60
     7.09   Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . .   60
     7.10   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
     7.11   Financial Condition. . . . . . . . . . . . . . . . . . . . . . . . .   61
     7.12   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . .   61
     7.13   Collateral Documents . . . . . . . . . . . . . . . . . . . . . . . .   62
     7.14   Regulated Entities . . . . . . . . . . . . . . . . . . . . . . . . .   63
     7.15   No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . .   63
     7.16   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     7.17   Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     7.18   Copyrights, Patents, Trademarks and Licenses, etc. . . . . . . . . .   63
     7.19   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     7.20   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     7.21   Swap Obligations . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     7.22   Subordination Provisions . . . . . . . . . . . . . . . . . . . . . .   64
     7.23   Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . . . . .   64
     7.24   Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     7.25   Merger Documents . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     7.26   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .   64
ARTICLE VIII     AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .   65
     9.01   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .   65
     9.02   Certificates; Other Information. . . . . . . . . . . . . . . . . . .   65
     9.03   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66


                                      iii

     9.04   Preservation of Corporate Existence, Etc . . . . . . . . . . . . . .   67
     9.05   Maintenance of Property. . . . . . . . . . . . . . . . . . . . . . .   67
     9.06   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
     9.07   Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . .   68
     9.08   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . .   68
     9.09   Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . . . .   68
     9.10   Inspection of Property and Books and Records . . . . . . . . . . . .   69
     9.11   Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . .   69
     9.12   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .   69
     9.13   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
     9.14   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . .   70
     9.15   Foreign Subsidiaries Security. . . . . . . . . . . . . . . . . . . .   70
ARTICLE X   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .   71
     11.01  Limitation on Liens. . . . . . . . . . . . . . . . . . . . . . . . .   71
     11.02  Disposition of Assets. . . . . . . . . . . . . . . . . . . . . . . .   73
     11.03  Consolidations and Mergers . . . . . . . . . . . . . . . . . . . . .   73
     11.04  Loans and Investments. . . . . . . . . . . . . . . . . . . . . . . .   74
     11.05  Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . . .   75
     11.06  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . .   75
     11.07  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .   76
     11.08  Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . .   76
     11.09  Restricted Payments. . . . . . . . . . . . . . . . . . . . . . . . .   76
     11.10  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
     11.11  Change in Business . . . . . . . . . . . . . . . . . . . . . . . . .   77
     11.12  Accounting Changes . . . . . . . . . . . . . . . . . . . . . . . . .   77
     11.13  Minimum Net Worth. . . . . . . . . . . . . . . . . . . . . . . . . .   78
     11.14  Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
     11.15  Senior Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . . .   78
     11.16  Interest Coverage Ratio. . . . . . . . . . . . . . . . . . . . . . .   79
     11.17  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . .   79
     11.18  Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
ARTICLE XII EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . .   79
     12.01  Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . .   79


                                      iv

            (a)  Non-Payment . . . . . . . . . . . . . . . . . . . . . . . . . .   79
            (b)  Representation or Warranty. . . . . . . . . . . . . . . . . . .   79
            (c)  Specific Defaults . . . . . . . . . . . . . . . . . . . . . . .   80
            (d)  Other Defaults. . . . . . . . . . . . . . . . . . . . . . . . .   80
            (e)  Cross-Default . . . . . . . . . . . . . . . . . . . . . . . . .   80
            (f)  Insolvency; Voluntary Proceedings . . . . . . . . . . . . . . .   80
            (g)  Involuntary Proceedings . . . . . . . . . . . . . . . . . . . .   80
            (h)  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
            (i)  Monetary Judgments. . . . . . . . . . . . . . . . . . . . . . .   81
            (j)  Non-Monetary Judgments. . . . . . . . . . . . . . . . . . . . .   81
            (k)  Collateral. . . . . . . . . . . . . . . . . . . . . . . . . . .   81
            (l)  Change of Control . . . . . . . . . . . . . . . . . . . . . . .   81
            (m)  Guarantor Defaults. . . . . . . . . . . . . . . . . . . . . . .   81
            (n)  Invalidity of Subordination Provisions. . . . . . . . . . . . .   82
     12.02  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
     12.03  Rights Not Exclusive . . . . . . . . . . . . . . . . . . . . . . . .   82
ARTICLE XIII     THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
     13.01  Appointment and Authorization; "Agent\ . . . . . . . . . . . . . . .   83
     13.02  Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . .   83
     13.03  Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . .   83
     13.04  Reliance by Agent. . . . . . . . . . . . . . . . . . . . . . . . . .   84
     13.05  Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . . .   84
     13.06  Credit Decision. . . . . . . . . . . . . . . . . . . . . . . . . . .   84
     13.07  Indemnification of Agent . . . . . . . . . . . . . . . . . . . . . .   85
     13.08  Agent in Individual Capacity . . . . . . . . . . . . . . . . . . . .   85
     13.09  Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . . . .   86
     13.10  Withholding Tax. . . . . . . . . . . . . . . . . . . . . . . . . . .   86
     13.11  Collateral Matters . . . . . . . . . . . . . . . . . . . . . . . . .   87
ARTICLE XIV MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
     15.01  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . .   88
     15.02  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
     15.03  No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . .   90
     15.04  Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   90


                                        v

     15.05  Company Indemnification. . . . . . . . . . . . . . . . . . . . . . .   91
     15.06  Payments Set Aside . . . . . . . . . . . . . . . . . . . . . . . . .   91
     15.07  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . .   91
     15.08  Assignments, Participations, etc.. . . . . . . . . . . . . . . . . .   92
     15.09  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . .   93
     15.10  Set-off. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
     15.11  Automatic Debits of Fees . . . . . . . . . . . . . . . . . . . . . .   94
     15.12  Notification of Addresses, Lending Offices, Etc. . . . . . . . . . .   94
     15.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
     15.14  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
     15.15  No Third Parties Benefited . . . . . . . . . . . . . . . . . . . . .   94
     15.16  Governing Law and Jurisdiction . . . . . . . . . . . . . . . . . . .   95
     15.17  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . .   95
     15.18  Judgment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
     15.19  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .   96
     15.20  Effectiveness. . . . . . . . . . . . . . . . . . . . . . . . . . . .   96
     15.21  Euro Currency. . . . . . . . . . . . . . . . . . . . . . . . . . . .   96
ARTICLE XVI COMPANY GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . .   97
     16.01  The Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . .   97
     16.02  Insolvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   97
     16.03  Nature of Liability. . . . . . . . . . . . . . . . . . . . . . . . .   97
     16.04  Independent Obligation . . . . . . . . . . . . . . . . . . . . . . .   98
     16.05  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . .   98
     16.06  Reliance.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99
     16.07  Subordination. . . . . . . . . . . . . . . . . . . . . . . . . . . .   99
     16.08  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99
     16.09  Nature of Liability. . . . . . . . . . . . . . . . . . . . . . . . .  100


                                         vi

SCHEDULES

Schedule 1.01       EBITDA__or Fiscal Quarters ended July 31, 1998 and January 31, 1999
Schedule 2.01       Commitments
Schedule 2.06       Procedure for Canadian Revolving Loan Borrowings
Schedule 6.05       Litigation
Schedule 6.11       Permitted Liabilities
Schedule 6.11(b)    Pro Forma
Schedule 6.12       Environmental Liabilities
Schedule 6.19       Subsidiaries and Minority Interests
Schedule 8.01       Existing Liens
Schedule 8.04       Existing Investments
Schedule 8.05       Existing Indebtedness
Schedule 8.08       Contingent Obligations
Schedule 11.02      Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A           Form of Notice of Borrowing
Exhibit B           Form of Notice of Conversion/Continuation
Exhibit C           Form of Compliance Certificate
Exhibit D           Form of Legal Opinion of Company's Counsel
Exhibit E           Form of Assignment and Acceptance
Exhibit F-1         Form of Company Revolving Loan Promissory Note
Exhibit F-2         Form of Mexican Borrower Revolving Loan Promissory Note
Exhibit F-3         Form of Canadian Borrower Revolving Loan Promissory Note
Exhibit F-4         Form of Swing Line Note


                                      vii


                                  CREDIT AGREEMENT

     This CREDIT AGREEMENT is entered into as of February 19, 1999 among ABC-NACO Inc., a Delaware corporation (the "COMPANY"), ABC-NACO de Mexico, S.A. de C.V., a Mexican corporation ("MEXICAN BORROWER"), Dominion Castings Limited, an Ontario corporation ("CANADIAN BORROWER"), the several financial institutions from time to time party to this Agreement, Bank of America Canada, as Canadian Revolving Lender (the "CANADIAN REVOLVING LENDER"), (collectively, the "LENDERS"; individually, a "LENDER"), and Bank of America National Trust and Savings Association, as letter of credit issuing lender and as agent for the Lenders.

     WHEREAS, in accordance with that certain Agreement and Plan of Merger dated as of September 17, 1998, and as amended December 10, 1998, among ABC Rail Products Corporation ("ABC"), NACO, Inc. ("NACO") and ABCR Acquisition Sub, Inc., a wholly-owned subsidiary of ABC ("MERGER SUBSIDIARY") (the "MERGER AGREEMENT"), Merger Subsidiary will be merged with and into NACO, as a result of which NACO will become a wholly-owned subsidiary of ABC (ABC to be renamed "ABC-NACO INC.") (the "MERGER"), all as more fully described in the Registration Statement (as hereinafter defined); and

     WHEREAS, the Company has requested the Lenders to provide certain credit facilities to the Company, Mexican Borrower and Canadian Borrower in order to refinance certain existing indebtedness and provide funds for working capital and general corporate purposes; and

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                     ARTICLE I

                                    DEFINITIONS

     1.01 CERTAIN DEFINED TERMS. The following terms have the following meanings:

          "ACQUISITION" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "AGENT" means BofA in its capacity as agent for the Lenders hereunder, and any successor agent arising under SECTION 10.09.

          "AGENT-RELATED PERSONS" means BofA and any successor agent arising under SECTION 10.09 and any successor letter of credit issuing lender hereunder, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "AGENT'S PAYMENT OFFICE" means (a) in respect of payments in Dollars, the address for payments set forth on SCHEDULE 11.02 or such other address as the Agent may from time to time specify, and (b) in the case of payments in any Offshore Currency, such address as the Agent may from time to time specify in accordance with SECTION 11.02.

          "AGREED ALTERNATIVE CURRENCY" has the meaning specified in SECTION 2.07(e).

          "AGREEMENT" means this Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

          "APPLICABLE CURRENCY" means, as to any particular payment or Loan, Dollars or the Offshore Currency in which it is denominated or payable.

          "APPLICABLE MARGIN" shall mean on any date the applicable percentage set forth below based upon the Level as shown in the Compliance Certificate then most recently delivered to the Lenders:

                                             Loans
                                             -----
                                    Offshore       Base         Commitment
                     Level            Rate         Rate             Fee
                     -----          --------       ----         ----------
                       I              1.00%        -0-%            0.25%
                      II             1.125%       .125%            0.30%
                      III             1.25%        .25%            0.35%
                      IV             1.375%       .375%           0.375%
                       V              1.50%        .50%            0.40%
                      VI              1.75%       0.75%           0.475%


PROVIDED, HOWEVER that for the period from the date hereof until the date that is three Business Days after the date the Compliance Certificate is delivered to the Lenders pursuant to SECTION 7.02(b) for the fiscal quarter ended April 30, 1999, the Applicable Margin shall be determined by reference to Level V; PROVIDED FURTHER that, if the

Company thereafter shall have failed to deliver to the Lenders by the date required hereunder any Compliance Certificate pursuant to SECTION 7.02(b), then from the date such Compliance Certificate was required to be delivered until the date of such delivery, the Applicable Margin shall be deemed to be based upon the highest Level as set forth above. Each change in the Applicable Margin shall take effect with respect to all outstanding Loans on the third Business Day immediately succeeding the day on which the Compliance Certificate is received by the Agent. Notwithstanding the foregoing, no reduction in the Applicable Margin shall be effected if a Default or an Event of Default shall have occurred and be continuing on the date when such change would otherwise occur, it being understood that on the third Business Day immediately succeeding the day on which such Default or Event of Default is either waived or cured (assuming no other Default or Event of Default shall be then pending), the Applicable Margin shall be reduced (on a prospective basis) in accordance with the then most recently delivered Compliance Certificate.

          "ARRANGER" means NationsBanc Montgomery Securities LLC.

          "ASSIGNEE" has the meaning specified in SECTION 11.08(a).

          "ATTORNEY COSTS" means and includes all reasonable and customary fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "BofA" means Bank of America National Trust and Savings Association, a national banking association.

          "BANKING DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or San Francisco, California are authorized or required by law to close and (a) with respect to disbursements and payments in Dollars, a day on which dealings are carried on in the applicable offshore Dollar interbank market, (b) with respect to any disbursements and payments in and calculations pertaining to any Offshore Currency Loan, a day on which dealings in the Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder and (c) with respect to any disbursements and payments in and calculations pertaining to any Canadian Revolving Loan, any day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Canada and New York, New York are authorized or required by law to close.

          "BANKRUPTCY CODE" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, ET SEQ.).

          "BASE RATE" means, with respect to an obligation denominated in Dollars for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California as its "reference rate". The "reference rate" is a rate set by

BofA or the Canadian Revolving Lender, as the case may be, based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the reference rate announced by BofA or the Canadian Revolving Lender, as the case may be, shall take effect at the opening of business on the day specified in the public announcement of such change.

          "BASE RATE LOAN" means a Loan or an L/C Advance, that bears interest based on the Base Rate (or in the case of the Canadian Revolving Lender, the Canadian Base Rate) plus the Applicable Margin.

          "BORROWER" means any of the Company, Mexican Borrower or Canadian Borrower.

          "BORROWING" means a borrowing hereunder consisting of Loans of the same Type made to the same Borrower on the same day by the Revolving Lenders under ARTICLE II, and, in the case of Offshore Rate Loans, having the same Interest Period. The making of a Swing Line Loan or Canadian Revolving Loan shall not constitute a Borrowing.

          "BORROWING DATE" means any date on which a Borrowing occurs under
SECTION 2.03.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means a Banking Day.

          "CANADIAN BASE RATE" has the meaning set forth on SCHEDULE 2.06 hereto.

          "CANADIAN BORROWER" means Dominion Castings Limited, an Ontario corporation.

          "CANADIAN DOLLARS" or "CDN" means the lawful currency of Canada.

          "CANADIAN REVOLVING LENDER" means Bank of America Canada, in its capacity as provider of the Canadian Revolving Loans.

          "CANADIAN REVOLVING LOANS" has the meaning specified in SECTION
2.06(a).

          "CANADIAN SUBSIDIARY LOAN SUBLIMIT" means $10,000,000.

          "CAPITAL ADEQUACY REGULATION" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "CAPITAL EXPENDITURES" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

          "CAPITAL LEASE" has the meaning specified in the definition of "Capital Lease Obligations."

          "CAPITAL LEASE OBLIGATIONS" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease ("CAPITAL LEASE").

          "CASH COLLATERALIZE" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Lender and the Lenders, as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Company hereby grants the Agent, for the benefit of the Agent, the Issuing Lender and the Lenders, a security interest in all such cash and deposit account balances.
Cash collateral shall be maintained in blocked deposit accounts at BofA. The Agent shall invest any and all available funds deposited in such deposit accounts, within 10 business days after the date the relevant funds become available, in securities issued or fully guaranteed or insured by the United States Government or any agency thereof backed by the full faith and credit of the United States having maturities of three months from the date of acquisition thereof (collectively, "GOVERNMENTAL OBLIGATIONS"). The Company hereby acknowledges and agrees that the Agent shall not have any liability with respect to, and the Company hereby indemnifies the Agent against, any loss resulting from the acquisition of the Government Obligations and the Agent shall not have any obligation to monitor the trading activity of any such Governmental Obligations on and after the acquisition thereof for the purpose of obtaining the highest possible return with respect thereto, the Agent's responsibility being limited to acquiring such Governmental Obligations.

          "CASH EQUIVALENTS" means:

               (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than six months from the date of acquisition;

               (b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a term of not more than six months, issued by any Lender, or by any U.S. commercial bank having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-1 by S&P and P-1 by Moody's; and

               (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's and in either case having a tenor of not more than three months.

          "CHANGE OF CONTROL" means (a) any Person or any two or more Persons acting in concert (in any such case, excluding any member of the Seher Group (as hereinafter defined)) acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of capital stock of the Company (or other securities convertible into such capital stock) representing 40% or more of the combined voting power of all capital stock of the Company entitled to vote in the election of directors, other than capital stock having such power only by reason of the happening of a contingency; PROVIDED, HOWEVER, that the percentage set forth in clause (a) shall be deemed reduced from 40% to 30% upon the failure by Mr. Joseph A. Seher, his spouse, direct descendants, an entity controlled by any of the foregoing and/or a trust for the benefit of the foregoing (collectively, the "SEHER GROUP") collectively to own and control at least 25% of the outstanding capital stock of the Company, or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Company's board of directors (together with any new directors whose election by the Company's board of directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reasons other than death or disability to constitute a majority of the directors then in office.

          "CLOSING DATE" means the date on which all conditions precedent set forth in SECTION 5.01 are satisfied or waived by all Lenders.

          "CODE" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

          "COLLATERAL" means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Collateral Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Collateral Agent.

          "COLLATERAL AGENT" means the Agent acting in its capacity as Collateral Agent pursuant to the Collateral Documents.

          "COLLATERAL DOCUMENTS" means, collectively, (a) the Security Agreements, the Guaranty of the Company pursuant to ARTICLE XII, the Mexican Borrower Guaranty, each Subsidiary Guaranty, the Pledge Agreements, the Intellectual Property Assignments and all other security agreements, patent and trademark assignments, guarantees and other similar agreements between the Company or its Subsidiaries and the Lenders or the Collateral Agent for the benefit of the Guaranteed Creditors, now or hereafter delivered to the Lenders or the Collateral Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Company or any Subsidiaries or any Guarantor as debtor in favor of the Lenders or the Collateral Agent for the benefit of the Guaranteed Creditors as secured party and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

          "COMMITMENT" has the meaning specified in SECTION 2.01.

          "COMMITMENT FEE" has the meaning specified in SECTION 2.12(b).

          "COMPANY" means ABC-NACO Inc., a Delaware corporation.

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT C.

          "COMPUTATION DATE" has the meaning specified in SECTION 2.07(a).

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, gross consolidated interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Company and its Subsidiaries, PLUS the portion of the up-front costs and expenses for Swap Contracts (to the extent not included in gross interest expense) fairly allocated to such Swap Contracts as expenses for such period, as determined in accordance with GAAP and after giving effect to any Swap Contract then in effect.

          "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "PRIMARY OBLIGATIONS") of another Person (the "PRIMARY OBLIGOR"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "GUARANTY OBLIGATION"); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

          "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "CONVERSION/CONTINUATION DATE" means any date on which, under SECTION 2.04, a Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, having Interest Periods expiring on such date.

          "CREDIT EXTENSION" means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letter of Credit hereunder.

          "CREDIT PARTY" means each Borrower and each Subsidiary that is a party to a Subsidiary Guaranty.

          "DEFAULT" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "DOLLAR EQUIVALENT" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date provided for in SECTION 2.07(a).

          "DOLLAR REFUNDING AMOUNT" has the meaning specified in SECTION 2.06(b)(i).

          "DOLLARS", "DOLLARS" and "$" each mean lawful money of the United States.

          "DOMESTIC SUBSIDIARY" means each Subsidiary of the Company that is organized under the laws of the United States or any state thereof.

          "EBITDA" means, for any period, the Company's and its Subsidiaries' Net Income on a consolidated basis, determined in accordance with GAAP; PLUS, to the extent deducted in the computation of Net Income for such period, (a) Consolidated Interest Expense, (b) income or franchise taxes paid or accrued, and (c) amortization and depreciation expense; PROVIDED, HOWEVER, that Net Income shall be computed for these purposes without giving effect to (a) non-cash, non-recurring extraordinary losses or special charges and (b) extraordinary or special gains; AND PROVIDED, FURTHER, that for periods ending on or prior to July 31, 1999, all extraordinary losses reported in fiscal year 1998 and up to $15,000,000 of additional cash extraordinary items and special charges related to the Merger may be excluded from such computation. EBITDA for the Fiscal Quarters ended July 31, 1998 and January 31, 1999 shall be deemed to be that set forth on Schedule 1.1 hereto.

          "EFFECTIVE AMOUNT" means (a) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          "ELIGIBLE ASSIGNEE" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, PROVIDED that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) an "ACCREDITED INVESTOR", as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (other than the Company or an Affiliate of the Company); (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is primarily engaged in the business of making, purchasing or otherwise investing in commercial loans; and (f) any other entity approved by the Company and the Agent.

          "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placements, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placements, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by the

Company or any Subsidiary or taken as collateral, or in connection with any operations of the Company.

          "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the Ley General del Equilibrio Ecologico y la Proteccion al Ambiente.

          "ENVIRONMENTAL PERMITS" has the meaning specified in SECTION 6.12(b).

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "EURO" means the single currency of participating member states of the European Monetary Union.

          "EURODOLLAR RESERVE PERCENTAGE" has the meaning specified in the definition of "Offshore Rate".

          "EVENT OF DEFAULT" means any of the events or circumstances specified in SECTION 9.01.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Chicago time) on that day by each of three leading brokers of Federal funds transactions in Chicago, Illinois selected by the Agent.

          "FEE LETTER" has the meaning specified in SECTION 2.12(a).

          "FISCAL QUARTER" means, each of the quarterly accounting periods ending on October 31, January 31, April 30 and July 31 of each fiscal year.

          "FOREIGN SUBSIDIARY" means each Subsidiary of the Company that is not a Domestic Subsidiary.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "FURTHER TAXES" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to SECTION 4.01.

          "FX TRADING OFFICE" means the Foreign Exchange Trading Center #5193, San Francisco, California, of BofA, or such other of BofA's offices as BofA may designate from time to time.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; PROVIDED, HOWEVER, that for purposes of all computations required to be made with respect to compliance by the

Company with SECTIONS 8.14, 8.15, 8.16 and 8.17, such term shall mean generally accepted accounting principles as in effect on the date of this Agreement, applied in a manner consistent with those used in preparing the financial statements referred to in SECTION 6.11(a).

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "GUARANTEED CREDITORS" shall mean and include Agent, the Lenders and each Person (other than any Credit Party) which is a party to a Permitted Swap Obligation if such Person is or at the time of entry into such Permitted Swap Obligation was a Lender or an Affiliate of a Lender.

          "GUARANTEED OBLIGATIONS" shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to any Subsidiary Borrower or otherwise) on each Note issued by a Subsidiary Borrower to each Lender, and Loans made under this Agreement to any Subsidiary Borrower and all reimbursement obligations and unpaid drawings with respect to Letters of Credit issued for the benefit of any Subsidiary Borrower, together with all other Obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of any Subsidiary Borrower to such Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by any Subsidiary Borrower and (ii) the full and prompt payment when due (whether by acceleration or otherwise) of all Obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or similar proceeding under applicable law, would become due) of the Company or any Subsidiary owing under any Permitted Swap Obligations entered into by the Company or any Subsidiary with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or Affiliate participates in such Permitted Swap Obligations and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

          "GUARANTOR" means each Domestic Subsidiary of the Company, Mexican Borrower and, to the extent required or requested pursuant to SECTION 7.15, each other Foreign Subsidiary of the Company.

          "GUARANTY OBLIGATION" has the meaning specified in the definition of "Contingent Obligation."

          "HAZARDOUS MATERIALS" means all those substances that are regulated by, or which may form the basis of liability or a standard of conduct under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum-derived substance or waste.

          "HONOR DATE" has the meaning specified in SECTION 3.03(b).

          "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments and all L/C Obligations; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;
(e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Capital Leases; (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

          "INDEMNIFIED LIABILITIES" has the meaning specified in SECTION 11.05.

          "INDEMNIFIED PERSON" has the meaning specified in SECTION 11.05.

          "INDEPENDENT AUDITOR" has the meaning specified in SECTION 7.01(a).

          "INSOLVENCY PROCEEDING" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental

Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

          "INTELLECTUAL PROPERTY ASSIGNMENTS" means, collectively, those certain Patent Agreements, Trademark Agreements and Copyright Agreements duly executed and delivered by the Company and any Guarantors in favor of the Collateral Agent, for the benefit of itself and the Guaranteed Creditors, as the same may be amended, supplemented or otherwise modified from time to time.

          "INTERCOMPANY INDEBTEDNESS" means Indebtedness of the Company, any Subsidiary Borrower or any of their respective Subsidiaries which, in the case of any Borrower, is owing to any Subsidiary of any Borrower and which, in the case of any Subsidiary of any Borrower, is owing to any Borrower or any of their other Subsidiaries.

          "INTEREST COVERAGE RATIO" means, at any date, the ratio determined by dividing (a) EBITDA by (b) Consolidated Interest Expense for the immediately preceding four consecutive fiscal quarters for which the Agent has received financial statements in compliance with SECTION 7.01.

          "INTEREST PAYMENT DATE" means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Offshore Rate Loan and, as to any Base Rate Loan, the last Business Day of each Fiscal Quarter; PROVIDED, HOWEVER, that if any Interest Period exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "INTEREST PERIOD" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; PROVIDED that:

               (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (c) no Interest Period for any Revolving Loan shall extend beyond the Termination Date.

          "INVESTMENTS" has the meaning specified in SECTION 8.04.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "ISSUANCE DATE" has the meaning specified in SECTION 3.01(a).

          "ISSUE" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "ISSUED," "ISSUING" and "ISSUANCE" have corresponding meanings.

          "ISSUING LENDER" means BofA in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under SECTION 10.01(b) or SECTION 10.09.

          "JOINT VENTURE" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "JUDGMENT CURRENCY" has the meaning specified in SECTION 11.18.

          "L/C ADVANCE" means each Revolving Lender's participation in any L/C Borrowing in accordance with its Pro Rata Share.

          "L/C AMENDMENT APPLICATION" means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Lender, as the Issuing Lender shall request.

          "L/C APPLICATION" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Lender, as the Issuing Lender shall request.

          "L/C BORROWING" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under SECTION 3.03(c).

          "L/C COMMITMENT" means the commitment of the Issuing Lender to Issue, and the commitment of the Revolving Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under ARTICLE III, in an aggregate amount not to exceed on any date the amount of $20,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to SECTION 2.08; PROVIDED that the L/C

Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

          "L/C OBLIGATIONS" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, PLUS (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

          "L/C-RELATED DOCUMENTS" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Lender's standard form documents for letter of credit issuances.

          "LENDER" has the meaning specified in the introductory clause hereto. References to the "LENDERS" shall include BofA, including in its capacity as Issuing Lender, and the Canadian Revolving Lender; for purposes of clarification only, to the extent that BofA or the Canadian Revolving Lender may have any rights or obligations in addition to those of the Lenders due to its status as Issuing Lender or Canadian Revolving Lender, as the case may be, its status as such will be specifically referenced.

          "LENDING OFFICE" means, as to any Lender, the office or offices, branches, subsidiaries or affiliates of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on SCHEDULE 11.02, or such other office or offices, branches, subsidiaries or affiliates as such Lender may from time to time notify the Company and the Agent.

          "LETTERS OF CREDIT" means any letter of credit that is Issued by the Issuing Lender pursuant to ARTICLE III.

          "LEVEL" means, and includes, Level I, Level II, Level III, Level IV, Level V or Level VI, whichever is in effect at the relevant time.

          "LEVEL I" shall exist at any time the Leverage Ratio is less than 1.5:1.0.

          "LEVEL II" shall exist at any time the Leverage Ratio is less than 2.0:1.0 but equal to or greater than 1.5:1.0.

          "LEVEL III" shall exist at any time the Leverage Ratio is less than 2.5:1.0 but equal to or greater than 2.0:1.0.

          "LEVEL IV" shall exist at any time the Leverage Ratio is less than 3.0:1.0 but greater than or equal to 2.5:1.0.

          "LEVEL V" shall exist at any time the Leverage Ratio is less than 3.5:1.0 but greater than or equal to 3.0:1.0.

          "LEVEL VI" shall exist at any time the Leverage Ratio is greater than or equal to 3.5:1.0.

          "LEVERAGE RATIO" means, at any date, the ratio determined by dividing
(a) total consolidated Indebtedness (other than L/C Obligations to the extent undrawn) by (b) EBITDA for the immediately preceding four consecutive full fiscal quarters for which the Agent has received financial statements in compliance with SECTION 7.01.

          "LIEN" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "LOAN" means an extension of credit by a Lender to a Credit Party under Article II or Article III in the form of a Revolving Loan, Swing Line Loan, Canadian Revolving Loan or L/C Borrowing.

          "LOAN DOCUMENTS" means this Agreement, any Notes, the Fee Letter, the L/C-Related Documents, the Collateral Documents and all other documents delivered to the Agent or any Lender in connection herewith.

          "MAJORITY LENDERS" means, at any time, Lenders then holding in excess of 50% of the then aggregate unpaid principal amount of the Loans, or if no Loans are outstanding, Lenders then having in excess of 50% of the aggregate amount of the Commitments.

          "MARGIN STOCK" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

          "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Subsidiary to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.

          "MERGER" has the meaning specified in the recitals to this Agreement.

          "MERGER AGREEMENT" has the meaning specified in the recitals to this Agreement.

          "MERGER DOCUMENTS" means the Merger Agreement and all other documents, certificates, instruments and agreements delivered in connection with the Merger.

          "MEXICAN BORROWER" means ABC-NACO de Mexico S.A. de C.V., a Mexican corporation.

          "MEXICAN SUBSIDIARIES" means, collectively, the Mexican Borrower, ABC-NACO Servicios Ferroviarios, S.A. de C.V., a Mexican corporation, Comercializadora National Castings, S.A. de C.V., a Mexican corporation, National Castings de Mexico, S.A. de C.V., a Mexican corporation, and Servicios National Castings, S.A. de C.V., a Mexican corporation.

          "MEXICAN SUBSIDIARY GUARANTY" means that certain Guaranty, dated as of the date hereof, by the Mexican Subsidiaries in favor of the Collateral Agent, on behalf of the Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

          "MEXICAN SUBSIDIARY LOAN SUBLIMIT" means $25,000,000.

          "MOODY'S" means Moody's Investors Service, Inc.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "NET INCOME" shall mean for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, PROVIDED that there shall be excluded (i) the income (or loss) of any entity accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any Subsidiary or on which its assets are acquired by the Company or any Subsidiary of the Company, (ii) the net income
(loss) of any Person which is not a consolidated Subsidiary except to the extent of the amount of cash dividends or distributions paid to the Company or to a consolidated Subsidiary of the Company and (iii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

          "NET WORTH" means shareholders' equity as determined in accordance with GAAP.

          "NOTE" means a promissory note executed by the Company, Mexican Borrower or Canadian Borrower in favor of a Lender pursuant to SECTION 2.02(b), in substantially the form of EXHIBIT F-1 or F-2 or F-3 or F-4, as applicable.

          "NOTICE OF BORROWING" means a notice in substantially the form of EXHIBIT A.

          "NOTICE OF CANADIAN REVOLVING LOAN REFUNDING" has the meaning specified in SECTION 2.06(b)(i).

          "NOTICE OF CONVERSION/CONTINUATION" means a notice in substantially the form of EXHIBIT B.

          "OBLIGATIONS" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by any Credit Party to any Lender, the Agent, the Collateral Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "OFFSHORE CURRENCY" means, at any time, English pounds sterling, Canadian dollars, French francs, Deutsche Marks and any Agreed Alternative Currency.

          "OFFSHORE CURRENCY LOAN" means any Offshore Rate Loan denominated in an Offshore Currency.

          "OFFSHORE CURRENCY LOAN SUBLIMIT" means $15,000,000.

          "OFFSHORE RATE" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/100th of 1%) determined by the Agent as follows:

     Offshore Rate =                    IBOR
                       ------------------------------------
                       1.00 - Eurodollar Reserve Percentage

     Where,

          "EURODOLLAR RESERVE PERCENTAGE" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

          "IBOR" means the rate of interest per annum determined by the Agent as the rate at which deposits in the Applicable Currency in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by the Agent and having a maturity comparable to such Interest Period would be offered by BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore interbank market at their request at approximately 11:00 a.m.

          (Chicago time) two Business Days prior to the commencement of such Interest Period.

The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

          "OFFSHORE RATE LOAN" means a Loan that bears interest based on the Offshore Rate, and may be an Offshore Currency Loan or a Loan denominated in Dollars.

          "ORGANIZATION DOCUMENTS" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "OTHER TAXES" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "OVERNIGHT RATE" means, for any day, the rate of interest per annum at which overnight deposits in the Applicable Currency, in the amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by BofA's London Branch to major banks in the London or other applicable offshore interbank market.

          "PARTICIPANT" has the meaning specified in SECTION 11.08(d).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "PENSION PLAN" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "PERMITTED FOREIGN SUBSIDIARY INDEBTEDNESS" has the meaning specified in SECTION 8.05(f).

          "PERMITTED LIENS" has the meaning specified in SECTION 8.01.

          "PERMITTED SWAP OBLIGATIONS" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view" and (b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

          "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "PLEDGE AGREEMENTS" means, collectively, those certain Pledge Agreements, duly executed and delivered by each of the Company and the Guarantors pledging the stock of its Subsidiaries to the Collateral Agent, for the benefit of itself and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

          "PLEDGED COLLATERAL" has the meaning specified in the relevant Pledge Agreement.

          "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

          "PRO RATA SHARE" means, as to any Revolving Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Revolving Lender's Commitment divided by the combined Commitments of all Revolving Lenders, or, if the Commitments have been terminated, such Lender's outstanding Loans and L/C Obligations divided by the combined outstanding Loans and L/C Obligations of the Revolving Lenders.

          "REGISTRATION STATEMENT" means that certain Registration Statement on Form S-4 originally filed by ABC with the SEC on October 9, 1998 (Registration No. 333-65517), as subsequently amended, previously delivered to the Lenders.

          "REPORTABLE EVENT" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "RESPONSIBLE OFFICER" means the chief executive officer, the president, the executive vice president-treasury, corporate development and secretary, the executive vice president and chief administrative officer or the corporate treasurer of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the vice president and chief accounting officer or the corporate treasurer of the Company, or any other officer having substantially the same authority and responsibility.

          "REVOLVING LENDERS" means each of the Lenders other than the Canadian Revolving Lender.

          "REVOLVING LOAN" has the meaning specified in SECTION 2.01.

          "S&P" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies, Inc. or any successor thereto.

          "SAME DAY FUNDS" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in the Offshore Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the Offshore Currency.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "SECURITY AGREEMENTS" means, collectively, those certain Security Agreements, duly executed and delivered by each Borrower in favor of the Collateral Agent, for the benefit of itself and the Guaranteed Creditors, as the same may be amended, supplemented or otherwise modified from time to time.

          "SENIOR LEVERAGE RATIO" means, at any date, the ratio determined by dividing (a) total consolidated Indebtedness (other than Subordinated Debt and L/C Obligations) of the Company and its Subsidiaries by (b) EBITDA for the immediately preceding four consecutive full fiscal quarters for which the Agent has received financial statements in compliance with SECTION 7.01.

          "SOLVENT" means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "SOLVENCY" shall have a correlative meaning.

          "SPOT RATE" for a currency means the rate quoted by BofA as the spot rate for the purchase by BofA of such currency with another currency through its FX Trading Office at approximately 8:00 a.m. (San Francisco time) on the date two Banking Days prior to the date as of which the foreign exchange computation is made.

          "SUBORDINATED DEBT" means up to $100 million of indebtedness incurred pursuant to that certain Indenture dated as of January 15, 1997 between ABC and First Trust National Association, as Trustee, as supplemented prior to the date hereof, including those certain 9-1/8% Senior Subordinated Notes dated February 1, 1997 in the initial principal amount of $50 million and those certain 8-3/4% Senior Subordinated Notes, Series B dated December 23, 1997 in the initial principal amount of $25 million.

          "SUBSIDIARY" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "SUBSIDIARY BORROWER" means either of Mexican Borrower or Canadian Borrower.

          "SUBSIDIARY GUARANTY" means that certain Guaranty, dated as of the date hereof, duly executed and delivered by the Guarantors in favor of the Agent, on behalf of the Guaranteed Creditors, as the same may be amended, supplemented or otherwise modified from time to time.

          "SURETY INSTRUMENTS" means all letters of credit (including standby and documentary), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "SWAP CONTRACT" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "SWAP TERMINATION VALUE" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

          "SWING LINE COMMITMENT" means at any time, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to SECTION 2.05.

          "SWING LINE LENDER" means BofA, in its capacity as provider of the Swing Line Loans.

          "SWING LINE LOAN" means a Loan made by the Swing Line Lender.

          "SWING LINE NOTE" means a promissory note in substantially the form of EXHIBIT F-4.

          "SWING LINE RATE" means, at any time, for each Swing Line Loan, the Base Rate plus the Applicable Margin in respect of Base Rate Loans.

          "TAXES" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a Lending Office.

          "TERMINATION DATE" means the earlier to occur of:

          (a)  July 31, 2003; and

          (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

          "TYPE" means, with respect to any Borrowing, its nature as a Base Rate Loan or an Offshore Rate Loan.

          "UNFUNDED PENSION LIABILITY" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "UNIFORM COMMERCIAL CODE" means the Uniform Commercial Code, as in effect from time to time in the relevant jurisdiction.

          "UNITED STATES" and "U.S." each means the United States of America.

          "WHOLLY-OWNED SUBSIDIARY" means any corporation, association, partnership, limited liability company, joint venture or other business entity in which (other than directors' qualifying shares required by law) 100% of the equity interests of each class having ordinary voting power, and 100% of the equity interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

          "YEAR 2000 PROBLEM" has the meaning specified in SECTION 5.01(k).

     1.02 OTHER INTERPRETIVE PROVISIONS.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the

Lenders by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent's or the Lenders' involvement in their preparation.

     1.03 ACCOUNTING PRINCIPLES.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied in accordance with past practices, it being understood that as of the date of the consummation of the Merger, the Company will be required to conform its accounting policies and apply GAAP consistently, in all material respects. As a result, certain conforming adjustments will be recorded by the Company, as discussed in the Unaudited Pro Forma Financial Data included in the Registration Statement.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


          (c) In the event that any changes in GAAP occur after the date of this Agreement and such changes result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Company, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating the Company's financial condition will be the same after such changes as if such changes had not occurred.

     1.04 CURRENCY EQUIVALENTS GENERALLY. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.


                                    ARTICLE II

                                    THE CREDITS

     2.01 AMOUNTS AND TERMS OF COMMITMENTS. Each Revolving Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company or to the Mexican Borrower denominated in Dollars or in an Offshore Currency (each such loan, a "REVOLVING LOAN") from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate principal Dollar Equivalent amount not to exceed at any time outstanding the amount set forth opposite such Lender's name on SCHEDULE 2.01 (such amount, as the same may be reduced under SECTION 2.09 or as a result of one or more assignments under SECTION 11.08, the Lender's "COMMITMENT"); PROVIDED, HOWEVER, that, after giving effect to any Borrowing of Revolving Loans (exclusive of Revolving Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans), the Effective Amount of all outstanding Loans and the Effective Amount of all L/C Obligations shall not at any time exceed the combined Commitments (and the Effective Amount of the Revolving Loans of any Lender plus such Revolving Lender's Pro Rata Share of the Effective Amount of all Canadian Revolving Loans plus the participation of such Lender in the Effective Amount of all L/C Obligations shall not at any time exceed such Lender's Commitment); PROVIDED FURTHER that, after giving effect to any borrowing of Offshore Currency Loans, the Effective Amount of all outstanding Offshore Currency Loans plus the Effective Amount of all L/C Obligations denominated in an Offshore Currency shall not exceed the Offshore Currency Loan Sublimit; AND PROVIDED FURTHER that the Mexican Borrower shall only be permitted to make borrowings of Revolving Loans denominated in Dollars not exceeding the Mexican Subsidiary Loan Sublimit. Within the limits of each Revolving Lender's Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this
SECTION 2.01, prepay under SECTION 2.09, and reborrow under this SECTION 2.01.

     2.02 LOAN ACCOUNTS.

          (a) The Loans made by each Lender and the Letters of Credit Issued by the Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or Issuing Lender, as the case may be, in the ordinary course of business. The loan accounts or records maintained by the Agent, the Issuing Lender and each Lender shall be presumed correct absent manifest error of the amount of the Loans made by the Lenders to the applicable Borrower and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company, Mexican Borrower or Canadian Borrower hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

          (b) Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender shall record on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount and Applicable Currency of each payment of principal made by the applicable Borrower with respect thereto. Each such Lender is irrevocably authorized by the applicable Borrower to make such recordations on its Note(s) and each Lender's record shall be presumed correct absent manifest error; PROVIDED, HOWEVER, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the applicable Borrower hereunder or under any such Note to such Lender.

     2.03 PROCEDURE FOR BORROWING BY THE COMPANY OR THE MEXICAN BORROWER.

          (a) Each Borrowing by the Company or the Mexican Borrower (other than an L/C Borrowing) shall be made upon the Company's (acting on behalf of the applicable

Borrower) irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 11:00 a.m. (Chicago time) (i) two Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars, (ii) four Business Days prior to the requested Borrowing Date, in the case of Offshore Currency Loans and (iii) on the date of the requested Borrowing Date, in the case of Base Rate Loans, specifying:

               (i) the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,000,000, or any multiple of $100,000 in excess thereof, in the case of Base Rate Loans, and $3,000,000, or any multiple of $1,000,000 in excess thereof, in the case of Offshore Rate Loans;

              (ii)  the requested Borrowing Date, which shall be a Business Day;

             (iii) the Type of Loans comprising the Borrowing, and in the case of an Offshore Rate Loan, the Applicable Currency; and

              (iv) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month;

PROVIDED, HOWEVER, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 11:00 a.m. (Chicago time) on the Closing Date and such Borrowing will consist of Base Rate Loans only unless the Company has provided a Notice of Borrowing and funding indemnity in form satisfactory to the Agent.

          (b) Each Revolving Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the applicable Borrower at the Agent's Payment Office on the Borrowing Date requested by the applicable Borrower in Same Day Funds and in the requested currency (i) in the case of a Borrowing comprised of Loans in Dollars, by 2:00 p.m. (Chicago time), and (ii) in the case of a Borrowing comprised of Offshore Currency Loans, by such time as the Agent may specify. The proceeds of all such Loans will promptly thereafter be made available to the applicable Borrower by the Agent at such office by crediting the account of the Borrower on the books of BofA with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

          (c) After giving effect to any Borrowing or any conversion or continuation of Loans pursuant to SECTION 2.04, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect for loans to the Company and two for the Mexican Borrower.

          (d) The Borrowers hereby authorize the Lenders and the Agent to accept Notices of Borrowing based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the applicable Borrowers. The Company or the applicable Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee. If the written confirmation differs in any material respect from the action taken by the

Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.04 CONVERSION AND CONTINUATION ELECTIONS.

          (a) The applicable Borrower may, upon irrevocable written notice (which notice may be delivered by the Company on behalf of such Borrower) to the Agent in accordance with SECTION 2.04(b):

               (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an aggregate minimum amount of $1,000,000, or any multiple of $100,000 in excess thereof, in the case of conversion to Base Rate Loans, and $3,000,000, or any multiple of $1,000,000 in excess thereof, in the case of conversions to Offshore Rate Loans) into Loans of any other Type; or

              (ii) elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof);

PROVIDED, that if at any time the aggregate amount of Offshore Rate Loans denominated in Dollars in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Loans denominated in Dollars shall automatically convert into Base Rate Loans, and on and after such date the right of the Company, Mexican Borrower or Canadian Borrower to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

          (b) The applicable Borrower (or the Company acting on behalf of such Borrower) shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 11:00 a.m. (Chicago time) at least (i) two Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans in Dollars, (ii) four Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Currency Loans and (iii) on the date of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

               (i)  the proposed Conversion/Continuation Date;

              (ii)  the aggregate amount of Loans to be converted or continued;

              (iii) the Type of Loans resulting from the proposed conversion or continuation, and in the case of an Offshore Rate Loan, the Applicable Currency; and

               (iv) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans denominated in Dollars, the applicable Borrower has failed to select timely a new Interest

Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, such Borrower shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period. If the applicable Borrower has failed to select a new Interest Period to be applicable to Offshore Currency Loans prior to the fourth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in SECTION 2.04(b), or if any Default or Event of Default shall then exist, subject to the provisions of SECTION 2.07(d), such Borrower shall be deemed to have elected to continue such Offshore Currency Loans on the basis of a one-month Interest Period.

          (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the applicable Borrower, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Lender.

          (e) Unless the Majority Lenders otherwise consent, during the existence of a Default or Event of Default, no Borrower may elect to have a Loan in Dollars converted into or continued as an Offshore Rate Loan in Dollars, or an Offshore Currency Loan continued on the basis of an Interest Period exceeding one month.

     2.05 THE SWING LINE LOANS.  (a)    Subject to the terms and conditions
hereof, the Swing Line Lender agrees to make Swing Line Loans to the Company denominated in Dollars from time to time prior to the Termination Date in an aggregate principal amount at any one time outstanding not to exceed $20,000,000 (the "Swing Line Commitment"); provided, that after giving effect to any such Swing Line Loan, the Effective Amount of all Loans, Swing Line Loans and the Effective Amount of all L/C Obligations at such time would not exceed the aggregate Commitments of all of the Lenders at such time. Prior to the Termination Date, the Company may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Swing Line Loans shall bear interest at the Swing Line Rate and shall not be entitled to be converted into Loans that bear interest at any other rate.

          (b) The Company may borrow under the Swing Line Commitment on any Business Day until the Termination Date; PROVIDED, that the Company shall give the Swing Line Lender irrevocable written notice signed by a Responsible Officer or an authorized designee (which notice must be received by the Swing Line Lender prior to 12:00 p.m. (Chicago time)) with a copy to the Agent specifying the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Company in immediately available funds at the office of the Swing Line Lender by 1:00 p.m. (Chicago time) on the date of such notice. The Company may at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender prior to 11:00 a.m. (Chicago time) on any Business Day of the date and amount of prepayment with a copy to the Agent. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.

          (c) If any Swing Line Loan shall remain outstanding at 11:00 a.m. (Chicago time) on the fifth Business Day following the date of such Swing Line Loan and if by such time on such fifth Business Day the Agent shall have received neither (i) a Notice of Borrowing delivered by the Company pursuant to
SECTION 2.03 requesting that Revolving Loans be made pursuant to SUBSECTION 2.01 on the immediately succeeding Business Day in an amount at least equal to the principal amount of such Swing Line Loan nor (ii) any other notice satisfactory to the Agent indicating the Company's intent to repay such Swing Line Loan on or before the immediately succeeding Business Day with funds obtained from other sources, then on such Business Day the Swing Line Lender shall (and on any Business Day the Swing Line Lender in its sole discretion may), on behalf of the Company (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request the Agent to notify each Revolving Lender to make a Base Rate Loan in an amount equal to such Revolving Lender's Pro Rata Share of (A) in the case of such a request which is required to be made, the amount of the relevant Swing Line Loan and (B) in the case of such a discretionary request, the aggregate principal amount of the Swing Line Loans outstanding on the date such notice is given; PROVIDED, that absent notice by the Company to the contrary by such time on such fifth Business Day, the Company shall be deemed to have requested, at the end of such five Business Day period, that each outstanding Swing Line Loan be extended for an additional period of five Business Days, so long as the conditions specified in SECTION 5.02 would be satisfied at the beginning of each such additional period, treating each such extension as if it were the making of a new Loan. Unless any of the events described in SUBSECTION 9.01(f) OR (g) shall have occurred with respect to the Company (in which event the procedures of paragraph (e) of this SECTION 2.05 shall apply) each Revolving Lender shall make the proceeds of its Revolving Loan available to the Agent for the account of the Swing Line Lender at the Agent's Payment Office in funds immediately available prior to 1:00 p.m. (Chicago time) on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the outstanding Swing Line Loans. Effective on the day such Revolving Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note. The Company shall pay to the Swing Line Lender, promptly following the Swing Line Lender's demand, the amount of its outstanding Swing Line Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such outstanding Swing Line Loans.

          (d) Notwithstanding anything herein to the contrary, the Swing Line Lender (i) shall not be obligated to make any Swing Line Loan if the conditions set forth in ARTICLE V have not been satisfied and (ii) shall not make any requested Swing Line Loan if, prior to 11:00 a.m. (Chicago time) on the date of such requested Swing Line Loan, it has received a written notice from the Agent or any Revolving Lender directing it not to make further Swing Line Loans because one or more of the conditions specified in ARTICLE V are not then satisfied.

          (e)  If prior to the making of a Revolving Loan required to be made by
SECTION 2.05(c) an Event of Default described in SUBSECTION 9.01(f) OR 9.01(g) shall have occurred and be continuing with respect to the Company, each Revolving Lender will, on the date such Revolving Loan was to have been made pursuant to the notice described in SECTION 2.05(c), purchase an undivided participating interest in the outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans then outstanding. Each Revolving Lender will immediately transfer to the Agent for the benefit of the Swing Line Lender, in immediately available funds, the amount of its participation.

          (f) Whenever, at any time after a Revolving Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to the Agent for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's participating interest was outstanding and funded); PROVIDED, HOWEVER, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Agent for delivery to the Swing Line Lender any portion thereof previously distributed by the Agent or the Swing Line Lender to it.

          (g) Each Lender's obligation to make the Revolving Loans referred to in SUBSECTION 2.05(c) and to purchase participating interests pursuant to SUBSECTION 2.05(e) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or the Company may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     2.06 CANADIAN REVOLVING LOANS.

          (a) Subject to the terms and conditions hereof and to the specific provisions set forth on Schedule 2.06 hereto, the Canadian Revolving Lender agrees to make loans or other extensions of credit to the Canadian Borrower denominated in Dollars or Canadian Dollars (each such loan or extension of credit, a "CANADIAN REVOLVING LOAN") from time to time prior to the Termination Date, in an aggregate principal Effective Amount at any time outstanding not to exceed the Canadian Subsidiary Loan Sublimit; PROVIDED, HOWEVER, that, after giving effect to any such Canadian Revolving Loans (exclusive of the Effective Amount of Canadian Revolving Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Canadian Revolving Loans), the Effective Amount of all outstanding Loans and the Effective Amount of all L/C Obligations shall not at any time exceed the combined Commitments of the Revolving Lenders.

          (b)  (i)   If any Event of Default under SECTION 9.01(a), 9.01(f) or
9.01(G) shall occur and be continuing, the Canadian Revolving Lender may, in its sole and absolute discretion, direct that the Canadian Revolving Loans owing to it be refunded by delivering a notice (with such detail as the Agent shall request, a "NOTICE OF CANADIAN REVOLVING LOAN REFUNDING") to the Agent. Upon receipt of such notice, the Agent shall (A) promptly give notice of the contents thereof to the Revolving Lenders and, unless an Event of Default described in
SECTION 9.01(f) or 9.01(g) shall have occurred, to each Borrower and (B) calculate the Dollar Equivalent Amount of the aggregate principal amount of the Canadian Revolving Loans outstanding as of the date the Agent received such Notice of Canadian Revolving Loan Refunding (the "DOLLAR REFUNDING

AMOUNT"). Each such Notice of Canadian Revolving Loan Refunding shall be deemed to constitute delivery of a notice to the Agent requesting each Revolving Lender to purchase an undivided participating interest in the outstanding Canadian Revolving Loans whereupon each Revolving Lender shall purchase an undivided participating interest in the outstanding Canadian Revolving Loans in a Dollar Equivalent Amount equal to such Revolving Lender's Pro Rata Share of the aggregate principal amount of such Canadian Revolving Loans. Each Revolving Lender shall immediately transfer to the Canadian Revolving Lender, in immediately available funds, the amount of its participation. From and after the date of any such purchase of any participating interests, the Agent will act as Collateral Agent in respect of the Collateral securing the Canadian Revolving Loans for the benefit of each Lender who has purchased such a participating interest.

               (ii) Whenever, at any time after a Revolving Lender has purchased a participating interest in a Canadian Revolving Loan, the Canadian Revolving Lender receives any payment on account thereof, the Canadian Revolving Lender will distribute to the Agent for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's participating interest was outstanding and funded); PROVIDED, HOWEVER, that in the event that such payment received by the Canadian Revolving Lender is required to be returned, such Revolving Lender will return to the Agent for delivery to the Canadian Revolving Lender any portion thereof previously distributed by the Agent or the Canadian Revolving Lender to it.

               (iii) Each Revolving Lender's obligation to purchase the participating interests referred to in SUBSECTION 2.06(b)(ii) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or the Company may have against the Canadian Revolving Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender, or
     (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     2.07 UTILIZATION OF COMMITMENTS IN THE OFFSHORE CURRENCY.

          (a) The Agent will determine the Dollar Equivalent amount with respect to any (i) Borrowing comprised of Offshore Currency Loans as of the requested Borrowing Date, (ii) outstanding Offshore Currency Loans as of the last Banking Day of each month, and (iii) outstanding Offshore Currency Loans as of any redenomination date pursuant to this SECTION 2.07 or SECTION 4.05 (each such date under clauses (i) through (iii) a "COMPUTATION DATE"). Upon receipt of any Notice of Borrowing, the Agent will promptly notify each Revolving Lender thereof and of the amount of such Lender's Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Offshore Currency Loans, such notice will provide the approximate amount of each Lender's Pro Rata Share of the Borrowing, and the Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of

Borrowing, promptly notify each Lender of the exact amount of such Lender's Pro Rata Share of the Borrowing.

          (b) In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Revolving Lenders shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Agent has received notice from any of the Lenders by 3:00 p.m. (Chicago time) four Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Offshore Currency, in which event the Agent will give notice to the Company no later than 9:00 a.m. (Chicago time) on the third Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Lenders. If the Agent shall have so notified the applicable Borrower that any such Borrowing in a requested Offshore Currency is not then available, the Company may, by notice to the Agent not later than 3:00 p.m. (Chicago time) three Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If the applicable Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and the Agent will promptly so notify each Lender. If the applicable Borrower does not so withdraw such Notice of Borrowing, the Agent will promptly so notify each Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the amount of the originally requested Borrowing as expressed in Dollars in the Notice of Borrowing; and in such notice by the Agent to each Lender the Agent will state such aggregate amount of such Borrowing in Dollars and such Lender's Pro Rata Share thereof.

          (c) In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to SECTION 2.04, the Lenders shall be under no obligation to continue such Offshore Currency Loans if the Agent has received notice from any of the Lenders by 4:00 p.m. (Chicago time) three Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Offshore Currency, in which event the Agent will give notice to the Company not later than 9:00 a.m. (Chicago time) on the second Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in the Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Lenders. If the Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans. The Agent will promptly notify the Company and the Lenders of any such redenomination and in such notice by the Agent to each Lender the Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans as of the Computation Date with respect thereto and such Lender's Pro Rata Share thereof.

          (d) Notwithstanding anything herein to the contrary, during the existence of a Default or an Event of Default, upon the request of the Majority Lenders, all or any part of any outstanding Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such

Offshore Currency Loans. The Agent will promptly notify the applicable Borrower of any such redenomination and conversion request.

          (e) The Company shall be entitled to request that Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of "Offshore Currency" herein, that in the opinion of the Majority Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an "AGREED ALTERNATIVE CURRENCY"). The Company shall deliver to the Agent any request for designation of an Agreed Alternate Currency in accordance with
SECTION 11.02, to be received by the Agent not later than 11:00 a.m. (Chicago time) at least ten Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternate Currency. Upon receipt of any such request the Agent will promptly notify the Lenders thereof, and each Lender will use its best efforts to respond to such request within two Business Days of receipt thereof. Each Lender may grant or accept such request in its sole discretion. The Agent will promptly notify the Company of the acceptance or rejection of any such request.

     2.08 VOLUNTARY TERMINATION OR REDUCTION OF COMMITMENTS. The Company may, upon not less than three Business Days' prior written notice to the Agent, terminate the Commitments or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $5,000,000 in excess thereof; UNLESS, after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, (a) the then-outstanding Dollar Equivalent Effective Amount of all Loans and L/C Obligations together would exceed the amount of the combined Commitments then in effect, (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment, (c) the Effective Amount of all Offshore Currency Loans would exceed the Offshore Currency Loan Sublimit, (d) the Effective Amount of all Revolving Loans to Mexican Borrower would exceed the Mexican Subsidiary Loan Sublimit or (e) the Effective Amount of all Canadian Revolving Loans to Canadian Borrower would exceed the Canadian Subsidiary Loan Sublimit. Once reduced in accordance with this Section, the Commitments as so reduced may not be increased. Absent notice as set forth in this SECTION 2.08, no voluntary prepayment of Loans shall permanently reduce the Commitments. Any reduction of the Commitments shall be applied to each Lender according to its Pro Rata Share. If and to the extent specified by the Company in the notice to the Agent, some or all of the reduction in the combined Commitments shall be applied to reduce the L/C Commitment, the Offshore Currency Loan Sublimit and/or the Mexican Subsidiary Loan Sublimit and/or the Canadian Subsidiary Loan Sublimit (with, in such case,
a copy of such notice to the Canadian Revolving Lender).   All accrued
commitment fees and letter of credit fees to, but not including, the effective date of any reduction or termination of the Commitments shall be paid on the effective date of such reduction or termination.

     2.09 PREPAYMENTS.

          (a) Subject to SECTION 4.04, and without other premium or penalty, the Company or the Mexican Borrower may, at any time or from time to time, upon not less than four Business Days' irrevocable notice to the Agent in the case of Offshore Rate Loans, and by 11:00 a.m. (Chicago time) on the day of such prepayment in the case of Base Rate Loans, prepay Revolving Loans ratably among the Lenders in whole or in part in minimum Dollar Equivalent amounts of $1,000,000, or any Dollar Equivalent multiple of $100,000 in excess thereof, in the case of Base Rate Loans, and $1,000,000, or any multiple of $500,000 in excess thereof, in the case of Offshore Rate Loans. Such notice of prepayment shall specify the applicable Borrower, the date and amount of such prepayment and whether such prepayment is of Base Rate Loans, Offshore Rate Loans, or any combination thereof, and the Applicable Currency. Such notice shall not thereafter be revocable by the applicable Borrower, and the Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to SECTION 4.04.

          (b) Subject to SECTION 4.04, if on any Computation Date the Agent shall have determined that the Dollar Equivalent Effective Amount of all Loans then outstanding exceeds the combined Commitments of the Lenders by more than $500,000 due to a change in applicable rates of exchange between Dollars and the Offshore Currency, then the Agent may and at the direction of the Majority Lenders shall give notice to the Borrowers that a prepayment is required under this Section, and each Borrower agrees thereupon to promptly (but in no event later than 3 Business Days following receipt of such notice) make prepayments of Loans such that, after giving effect to all such prepayments, the Effective Amount of all Loans plus the Effective Amount of L/C Obligations does not exceed the combined Commitments.

          (c) If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the L/C Commitment. Subject to SECTION 4.04, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the combined Commitments, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Advances by an amount equal to the applicable excess.

          (d) Subject to SECTION 4.04, if on any Computation Date the Canadian Revolving Lender shall have determined that the Dollar Equivalent Effective Amount of all Canadian Revolving Loans then outstanding exceeds the Canadian Subsidiary Loan Sublimit by more than 2% of the Canadian Subsidiary Loan Sublimit due to a change in applicable rates of exchange between Dollars and the Canadian Dollar, then the Canadian Revolving Lender may in its sole discretion require the Agent to give notice to the Canadian Borrower that a prepayment is required under this section, and Canadian Borrower agrees thereupon to make prepayment of Canadian Revolving Loans such that, after giving effect to all such prepayments, the Effective Amount of all Canadian Revolving Loans does not exceed the Canadian Subsidiary Loan Sublimit.

     2.10 REPAYMENT. The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of their respective Loans and other obligations outstanding on such date.

     2.11 INTEREST.

          (a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the applicable Borrower's right to convert to other Types of Loans under SECTION 2.04), PLUS the Applicable Margin. Each Canadian Revolving Loan shall bear interest on the outstanding principal amount thereof from the Canadian Borrower at a rate or rates per annum as set forth on SCHEDULE 2.06.

          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Offshore Rate Loans pursuant to SECTION 2.09 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Lenders.

          (c) Notwithstanding SECTION 2.11(a), while any Event of Default exists or after acceleration, the applicable Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the applicable interest rate otherwise then in effect for such Loans; PROVIDED, HOWEVER, that on and after the expiration of any Interest Period applicable to any Offshore Rate Loan denominated in Dollars outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus 2%.

          (d) Anything herein to the contrary notwithstanding, the obligations of each Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event applicable Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

     2.12 FEES.  In addition to certain fees described in SECTION 3.08:

          (a) AGENCY FEES. The Company shall pay the fees to the Agent for the Agent's own account as required by the letter agreement ("FEE LETTER") between the Company and the Arranger and Agent dated October 20, 1998.

          (b) COMMITMENT FEES. The Company shall pay to the Agent for the account of each Revolving Lender a commitment fee ("COMMITMENT FEE") on the average daily unused portion of such Lender's Commitment computed on a quarterly basis in arrears on the last Business Day of each October, January, April and July based upon the daily utilization for that quarter as calculated by the Agent, equal to the applicable Commitment Fee as specified in the definition of Applicable Margin. For purposes of calculating utilization under this Section, the

Commitments shall be deemed used to the extent of the Effective Amount of Revolving Loans then outstanding PLUS the Effective Amount of L/C Obligations then outstanding and shall not be deemed used by a Revolving Lender's Pro Rata Share of Swing Line Loans or Canadian Revolving Loans. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each October, January, April and July through the Termination Date, with the final payment to be made on the Termination Date; PROVIDED that, in connection with any reduction or termination of Commitments, as the case may be, under SECTION 2.08, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this Section shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in ARTICLE V are not met.

     2.13 COMPUTATION OF FEES AND INTEREST.

          (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) For purposes of determining utilization of each Lender's Commitment in order to calculate the Commitment Fee due under SECTION 2.12(b), the amount of any outstanding Revolving Loan which is an Offshore Currency Loan on any date shall be determined based upon the Dollar Equivalent amount as of the most recent Computation Date with respect to such Offshore Currency Loan.

          (c) Each determination of an interest rate or a Dollar Equivalent amount by the Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Agent will, at the request of the Company or any Lender, deliver to the Company or the Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate or Dollar Equivalent amount.

          (d) Each rate of interest which is calculated with reference to a period (the "deemed interest period") that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

     2.14 PAYMENTS BY THE BORROWERS.

          (a) All payments to be made by any Borrower shall be made without set-off, recoupment or counterclaim. Except for payments required to be made to the Canadian Revolving Lender or as otherwise expressly provided herein, all payments by any Borrower shall be made to the Agent for the account of the Lenders at the Agent's Payment Office, and, with respect to principal of, interest on, and any other amounts relating to, any Offshore Currency Loan, shall be made in the Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Agent or the Canadian Revolving Lender, as the case may be, to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 11:00 a.m. (Chicago time) on the date specified herein. The Agent will promptly distribute to each Revolving Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 11:00 a.m. (Chicago time) or by the Canadian Revolving Lender later than 11:00 a.m. (Toronto time), as the case may be, or later than the time specified by the Agent or the Canadian Revolving Lender as provided in clause (i) above (in the case of Offshore Currency payments), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Agent receives notice from the applicable Borrower prior to the date on which any payment is due to the Lenders that such Borrower will not make such payment in full as and when required, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in Same Day Funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an Offshore Currency, the Overnight Rate, for each day from the date such amount is distributed to such Lender until the date repaid.

     2.15 PAYMENTS BY THE LENDERS TO THE AGENT.

          (a) Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the applicable Borrower the amount of that Lender's Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in Same Day Funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in Same Day Funds and the Agent in such circumstances has made available to the applicable Borrower such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate or, in the case of any Borrowing consisting of Offshore Currency Loans, the Overnight Rate, for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this SECTION 2.15(a) shall be conclusive absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such unfunded amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will promptly notify the applicable Borrower of such failure to fund and, upon demand by the Agent, the applicable Borrower shall pay such unfunded amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

          (b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

     2.16 SHARING OF PAYMENTS, ETC. If, other than as expressly provided elsewhere herein, any Revolving Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Revolving Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to SECTION 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Borrower in the amount of such participation. The Agent will keep records (which shall be presumed correct and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

                                    ARTICLE III

                               THE LETTERS OF CREDIT

     3.01 THE LETTER OF CREDIT SUBFACILITY.

          (a) On the terms and conditions set forth herein (i) the Issuing Lender agrees, (A) from time to time on any Business Day during the period from the Closing Date to the day which is five days prior to the Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with SECTIONS 3.02(c) and (D), and (B) to honor drafts under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in Letters of Credit Issued for the account of the Company; PROVIDED, that the Issuing Lender shall not be obligated to Issue, and no Revolving Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "ISSUANCE DATE") (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Loans exceeds the combined Commitments, (2) the participation of any Lender in the Effective Amount of all L/C Obligations plus the Effective Amount of the Revolving Loans of such Lender plus such Lender's Pro Rata Share of the Effective Amount of all outstanding Canadian Revolving Loans exceeds such Lender's Commitment or, (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

          (b) The Issuing Lender is under no obligation to Issue any Letter of Credit if:

               (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

               (ii) the Issuing Lender has received written notice from any Lender, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in ARTICLE V is not then satisfied;

               (iii) the expiry date of any requested Letter of Credit is after the Termination Date, unless the Company has Cash Collateralized, in form and substance satisfactory to the Issuing Lender, its L/C Obligations under such Letter of Credit on or prior to the date of the Issuance of such Letter of Credit;

               (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Lender, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Lender; or

               (v) such Letter of Credit is in a face amount less than $25,000, unless such lesser amount is approved by the Agent and the Issuing Lender, or is to be denominated in a currency other than Dollars or Canadian Dollars.

          (c) All determinations of the stated amount of Letters of Credit and of the principal amount of L/C Obligations, in each case to the extent denominated in Canadian dollars, shall be made by the Agent by converting same into Dollars at the Spot Rate. Each such determination by the Agent shall be presumed correct and binding on the Company and each Lender in the absence of manifest error. The Agent will, at the request of the Company or any Lender, deliver to such Person a statement showing the quotations used by the Agent in making such determination.

          (d) The Issuing Lender agrees that it shall not issue any Letter of Credit denominated in an Offshore Currency if, after giving effect to the issuance of such Letter of Credit, the Effective Amount of all L/C Obligations denominated in an Offshore Currency plus the Effective Amount of all outstanding Offshore Currency Loans would exceed the Offshore Currency Loan Sublimit.

     3.02 Issuance, Amendment and Renewal of Letters of Credit .

          (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Lender (with a copy sent by the Company to the Agent) at least three days (or such shorter time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may require.

          (b) Prior to the Issuance of any Letter of Credit, the Issuing Lender will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Lender will provide the Agent with a copy thereof. Unless the Issuing Lender has received notice (including any notice from a Lender pursuant to SECTION 3.01(b)(ii)) on or before the Business Day the Issuing Lender is to issue a requested Letter of Credit from the Agent (A) directing the Issuing Lender not to issue such Letter of Credit because such issuance is not then permitted under SECTION 3.01(a) as a result of the limitations set forth in CLAUSES (1) through (3) thereof or SECTION 3.01(b)(i); or (B) that one or more conditions specified in ARTICLE V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Lender shall, with the written approval of the Agent, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Lender's usual and customary business practices.

          (c) From time to time while a Letter of Credit is outstanding and prior to the Termination Date, the Issuing Lender will, upon the written request of the Company received by the Issuing Lender (with a copy sent by the Company to the Agent) at least three days (or such shorter time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing
Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require. The Issuing Lender shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Lenders of the receipt by it of any L/C Application, L/C Amendment Application or notice of renewal.

          (d) The Issuing Lender and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Termination Date, at the option of the Company and upon the written request of the Company received by the Issuing Lender (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Lender shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Lender may require. The Issuing Lender shall be under no obligation to renew any Letter of Credit if: (A) the Issuing Lender would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Lender that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Lender would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this clause (d) upon the request of the Company but the Issuing Lender shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Lender shall nonetheles be permitted to allow such Letter of Credit to renew, and the Company and the Lenders hereby authorize such


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

renewal, and, accordingly, the Issuing Lender shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

          (e) The Issuing Lender may, at its election (or as required by the Agent at the direction of the Majority Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the date which is five days prior to the Termination Date.

          (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

          (g) The Issuing Lender will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising lender or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

     3.03 RISK PARTICIPATIONS, DRAWINGS AND REIMBURSEMENTS.

          (a) Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of SECTION 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.

          (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Company. The Company shall reimburse the Issuing Lender (by an L/C Borrowing or otherwise) prior to 12:00 Noon (Chicago time) on each date that any amount is paid by the Issuing Lender under any Letter of Credit (each such date, an "HONOR DATE"), in an amount equal to the amount so paid by the Issuing Lender (such amount, in the case of a Letter of Credit denominated in Canadian dollars, being deemed to be the Dollar equivalent of the amount drawn, determined on the basis of the Spot Rate for such currency as of the approximate time of such drawing). In the event the Company fails to reimburse the Issuing Lender for the full amount of any drawing under any Letter of Credit by 12:00 Noon (Chicago time) on the Honor Date, the Issuing Lender will promptly notify the Agent and the Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested that Base Rate Loans in an aggregate amount equal to the unreimbursed drawing be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitments and subject to the conditions set forth in
SECTION 5.02. Any notice given by the Issuing Lender or the Agent pursuant to this clause (b) may be oral if immediately confirmed in writing (including by facsimile); PROVIDED, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (c) Each Lender shall upon any notice pursuant to SECTION 3.03(b) make available to the Agent for the account of the relevant Issuing Lender an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to SECTION 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount. If any Lender so notified fails to make available to the Agent for the account of the Issuing Lender the amount of such Lender's Pro Rata Share of the amount of the drawing by no later than 2:00 p.m. (Chicago time) on the Honor Date, then interest shall accrue on such Lender's obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this SECTION 3.03 once notice has been provided.

          (d) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in
SECTION 5.02 or for any other reason, the Company shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of such drawing (such amount, in the case of a Letter of Credit denominated in Canadian dollars, being deemed to be the Dollar equivalent of the amount drawn, determined on the basis of the Spot Rate for such currency as of the approximate time of such drawing), which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans plus 2% per annum, and each Lender's payment to the Issuing Lender pursuant to SECTION 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this SECTION 3.03.

          (e) Each Lender's obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this SECTION 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Lender and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; PROVIDED, however, that each Lender's obligation to make Revolving Loans under this SECTION 3.03 is subject to the conditions set forth in SECTION 5.02.

     3.04 REPAYMENT OF PARTICIPATIONS.

          (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Lender of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Revolving Lender has paid the Agent for the account of the Issuing Lender for such Revolving Lender's participation in the Letter of Credit pursuant to SECTION 3.03 or (ii) in payment of interest thereon, the Agent will pay to each Revolving Lender, in the same funds as those received by the

Agent for the account of the Issuing Lender, the amount of such Revolving Lender's Pro Rata Share of such funds, and the Issuing Lender shall receive the amount of the Pro Rata Share of such funds of any Revolving Lender that did not so pay the Agent for the account of the Issuing Lender.

          (b) If the Agent or the Issuing Lender is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of the Issuing Lender pursuant to SECTION 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Agent, forthwith return to the Agent or the Issuing Lender the amount of its Pro Rata Share of any amounts so returned by the Agent or the Issuing Lender plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Agent or the Issuing Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

     3.05 ROLE OF THE ISSUING LENDER.

          (a) Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

          (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

          (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; PROVIDED, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of SECTION 3.06; PROVIDED, HOWEVER, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Lender's willful misconduct or gross negligence or the Issuing Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a document strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     3.06 OBLIGATIONS ABSOLUTE. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

               (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

              (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

             (iii) the existence of any claim, recoupment, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

              (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

               (v) any payment by the Issuing Lender under any Letter of Credit against presentation of a document that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

               (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

              (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

Notwithstanding the foregoing, neither the Company nor the Lenders (other than the Issuing Lender in its capacity as such) shall be liable for any obligation resulting from the gross negligence or willful misconduct of the Issuing Lender with respect to any Letter of Credit.

     3.07 CASH COLLATERAL PLEDGE. Upon (i) the request of the Agent or the Majority Lenders, (A) if the Issuing Lender has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder at a time when any Event of Default has occurred and is continuing, or (B) if, as of the Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in SECTIONS 2.09(b) and (c) requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations.

     3.08 LETTER OF CREDIT FEES.

          (a) The Company shall pay to the Agent for the account of each of the Revolving Lenders a letter of credit fee with respect to the Letters of Credit equal to the Applicable Margin for Offshore Rate Loans on a per annum basis of the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each Fiscal Quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

          (b) The Company shall pay to the Issuing Lender a letter of credit fronting fee for each Letter of Credit Issued by the Issuing Lender equal to
 .125% per annum of the face amount (or increased or decreased face amount, as the case may be) of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter during which such Letter of Credit is outstanding, commencing on the first such quarterly date to occur after such Letter of Credit is issued, through the Termination Date (or such later date upon which such Letter of Credit shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

          (c) The Company shall pay to the Issuing Lender from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect.

     3.09 UNIFORM CUSTOMS AND PRACTICE. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

                                    ARTICLE IV

                       TAXES, YIELD PROTECTION AND ILLEGALITY

     4.01 TAXES.

          (a) Any and all payments by the Company, Mexican Borrower or Canadian Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company, Mexican Borrower or Canadian Borrower, as the case may be, shall pay all Further Taxes and Other Taxes.

          (b) If the Company, Mexican Borrower or Canadian Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

               (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

              (ii) the Company, Mexican Borrower or Canadian Borrower, as the case may be, shall make such deductions and withholdings;

             (iii) the Company, Mexican Borrower or Canadian Borrower, as the case may be, shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

              (iv) the Company, Mexican Borrower or Canadian Borrower, as the case may be, shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

          (c) The Company agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes, Other Taxes, and Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Agent makes written demand therefor.

          (d) Within 30 days after the date of any payment pursuant to this Section by the Company of Taxes, Other Taxes or Further Taxes, the Company, Mexican Borrower or Canadian Borrower, as the case may be, shall furnish to each Lender or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

          (e) If the Company, Mexican Borrower or Canadian Borrower, as the case may be, is required to pay any amount to any Lender or the Agent pursuant to clauses (b) or (c) of this Section (other than withholding tax on interest imposed by the governments of Mexico or Canada), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company or Mexican Borrower or Canadian Borrower which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

          (f) Notwithstanding anything else to the contrary contained in this Agreement, none of the Company, Mexican Borrower or Canadian Borrower shall be required to pay any amount to any Lender or the Agent pursuant to clause (b) or
(c) of this Section on account of (i) withholding tax imposed by Mexico on interest payments made to the Agent or any U.S. Lender to the extent that such Taxes are imposed because the relevant U.S. Lender is not a bank or insurance company within the meaning of Article 11(2)(a)(i) of the income tax treaty between the United States and Mexico; (ii) withholding tax imposed by Mexico on interest payments made to the Agent or any non-U.S. Lender to the extent that such Taxes are imposed because the relevant non-U.S. Lender (A) does not qualify for the benefits (including interest and limitation on benefits provisions) of an effective income tax treaty for the avoidance of double tax between its country of residence and Mexico, (B) is not duly registered as a foreign financial institution with the Mexico Ministry of Finance and Public Credit, or
(C) will not be duly registered as a foreign financial institution with the Mexican Ministry of Finance and Public Credit prior to the first interest payment date; or (iii) withholding tax imposed by Canada on interest payments made to the Agent or any Lender to the extent that such Taxes are imposed because the Agent or such Lender does not qualify for the benefits (including interest and limitation on benefits provisions) of an effective income tax treaty for the avoidance of double tax between its country of residence and Canada.

     4.02 ILLEGALITY

          (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Lender to the Company through the Agent, any obligation of that Lender to make Offshore Rate Loans shall be suspended until the Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

          (b) If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, each Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under SECTION 4.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Offshore Rate Loan. If any Borrower is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the applicable Borrower may borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

          (c) If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, the applicable Borrower may elect, by giving notice to the Lender through the Agent, that all Loans which would otherwise be made by the Lender as Offshore Rate Loans shall be instead Base Rate Loans.

          (d) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

     4.03 INCREASED COSTS AND REDUCTION OF RETURN.

          (a) If any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or
(ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Lender, any increase in the cost to the Issuing Lender of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

          (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to any Borrower through the Agent, such Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

     4.04 FUNDING LOSSES. Each Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

          (a) the failure of such Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

          (b) the failure of such Borrower to borrow, continue or convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation or similar notice;

          (c) the failure of such Borrower to make any prepayment in accordance with any notice delivered under SECTION 2.09;

          (d) the prepayment or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under SECTION 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section and under SECTION 4.03(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     4.05 INABILITY TO DETERMINE RATES. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to SECTION 2.11(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify the applicable Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the applicable Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the applicable Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the applicable Borrower, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

     4.06 RESERVES ON OFFSHORE RATE LOANS. The applicable Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Offshore Rate Loan to such Borrower equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such

Loan, provided the applicable Borrower shall have received at least 15 days' prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

     4.07 CERTIFICATES OF LENDERS. Any Lender claiming reimbursement or compensation under this ARTICLE IV shall deliver to the applicable Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be presumed correct and binding on the applicable Borrower in the absence of manifest error.

     4.08 SURVIVAL.  The agreements and obligations of each Borrower in this
ARTICLE IV shall survive the payment of all other Obligations.


                                    ARTICLE V

                                CONDITIONS PRECEDENT

     5.01 CONDITIONS OF INITIAL CREDIT EXTENSIONS. The obligation of each Lender to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before the Closing Date the documents described in paragraphs (a) through (h) and (m) below, in form and substance satisfactory to the Agent and, to the extent specified below, each Lender (and in sufficient copies for each Lender), and in addition, the conditions set forth in paragraphs (i) through (l) shall have been fulfilled:

          (a) CREDIT AGREEMENT AND NOTES. This Agreement and the Notes executed by each party thereto;

          (b) SUBSIDIARY GUARANTY. Each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiary Guaranty.

          (c)  RESOLUTIONS; INCUMBENCY.

               (i) copies of the resolutions of the board of directors of each Credit Party authorizing the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of such Person; and

              (ii) a certificate of the Secretary or Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder.

          (d) ORGANIZATION DOCUMENTS; GOOD STANDING. Each of the following documents:

               (i) copies of the articles or certificate of incorporation and bylaws of each Credit Party (or the equivalent, in the case of the Subsidiary Borrowers) as then in effect, certified by the Secretary or Assistant Secretary of such Person;

              (ii) a good standing certificate for each Credit Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where such Person is qualified to do business as a foreign corporation as of a recent date, together with, to the extent requested by Agent, a bring-down certificate by facsimile; and

             (iii) (x) a certificate of merger relating to the Merger, certified by the Secretary of State of the State of Delaware and (y) copies of the Merger Documents, certified as true and complete by a Responsible Officer of the Company.

          (e) LEGAL OPINIONS. An opinion addressed to the Agent, the Collateral Agent and the Lenders (i) of Mark F. Baggio, senior corporate counsel to the Company, substantially in the form of EXHIBIT D, and (ii) from local counsel in such jurisdictions as the Agent may request, such opinions to be in form and substance acceptable to the Agent;

          (f) PAYMENT OF FEES. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and
BofA); including any such costs, fees and expenses arising under or referenced in SECTIONS 2.12 and 11.04;

          (g) CERTIFICATE. A certificate signed by a Responsible Officer of each Borrower, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in ARTICLE VI (including the representation set forth in SECTION 6.16) are true and correct on and as of such date, as though made on and as of such date;

              (ii) no Default or Event of Default exists or would result from the initial Credit Extension;

             (iii) there has not occurred since July 31, 1998 any event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

              (iv) the Merger has been consummated without a waiver of any condition precedent in the Merger Agreement that would be materially adverse to the interests of the Lenders;

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

          (h) COLLATERAL DOCUMENTS. As of the Closing Date, the Collateral Documents, executed by the applicable Credit Party, in appropriate form for recording, where necessary, together with:

               (i) acknowledgment copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Collateral Agent for the benefit of the Lenders, or other evidence satisfactory to the Agent that there has been or will be filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Collateral Agent for the benefit of the Lenders in accordance with applicable law;

              (ii) written advice relating to such Lien and judgment searches as the Collateral Agent shall have requested of the Company, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

              (iii) all certificates and instruments representing the Pledged Collateral, stock transfer powers executed in blank as the Collateral Agent or the Lenders may specify;

               (iv) evidence that all other actions necessary or, in the opinion of the Collateral Agent or the Lenders, desirable to perfect and protect the first priority security interest created by the Collateral Documents have been taken;

                (v) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements;

               (vi) evidence that the Collateral Agent has been named as loss payee under all policies of casualty insurance, and as additional insured under all policies of liability insurance;

              (vii) such consents, estoppels, subordination agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which the Agent shall be granted a Lien for the benefit of the Lenders, as requested by the Agent or any Lender; and

             (viii) evidence that all other actions necessary or, in the opinion of the Collateral Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Collateral Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken;

          (i) LITIGATION. The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that, if determined adversely to the Company or any Subsidiary, could reasonably be expected to have a Material Adverse Effect;

          (j) DUE DILIGENCE. Receipt and review, with results satisfactory to the Agent and its counsel, of information regarding various matters relating to the Company and its

Subsidiaries, including litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management;

          (k) YEAR 2000. Receipt and review, with results satisfactory to the Agent and the Lenders, of information confirming that (i) the Company and its Subsidiaries are taking all necessary and appropriate steps to ascertain the extent of, and to quantify and successfully address, business and financial risks facing the Company and its Subsidiaries as a result of what is commonly referred to as the "YEAR 2000 PROBLEM" (I.E., the inability of certain computer applications to recognize correctly and perform date-sensitive functions involving certain dates prior to and after December 31, 1999), including risks resulting from the failure of key vendors and customers of the Company and its Subsidiaries to successfully address the Year 2000 Problem, and (b) the Company's and its Subsidiaries' material computer applications and those of its key vendors and customers will, on a timely basis, adequately address the Year 2000 Problem in all material respects;

          (l) MARKET DISRUPTION . The absence of any material disruption of, or a material adverse change in, conditions in the financial, banking or capital markets which the Agent and the Arranger, in their sole discretion, deem material in connection with the syndication of the Loans; and

          (m) OTHER DOCUMENTS . Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

          (n) PAYOFF LETTERS . Copies of duly executed payoff letters, in form and substance satisfactory to Agent, from each of The CIT Group/Credit Finance, Inc., American National Bank and Trust Company of Chicago, State Central Bank and such other lenders (collectively, the "Prior Lenders") as Agent may request evidencing repayment in full of all obligations of the Company and its Subsidiaries to such Prior Lenders and the release of all liens securing such obligations.

     5.02 CONDITIONS TO ALL CREDIT EXTENSIONS . The obligation of each Lender to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under SECTION 2.04, and the obligation of the Issuing Lender to Issue any Letter of Credit (including the initial Letter of Credit), is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

          (a) NOTICE, APPLICATION . The Agent shall have received (with, in the case of the initial Loans only, a copy for each Lender) or, in the case of Canadian Revolving Loan borrowings, the Agent and the Canadian Revolving Lender shall have received a Notice of Borrowing or, in the case of any Issuance of any Letter of Credit, the Issuing Lender and the Agent shall have received an L/C Application or L/C Amendment Application as required under SECTION 3.02;

          (b) CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES . The representations and warranties contained in ARTICLE VI shall be true and correct on and as of such

Borrowing Date, Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date;

          (c) NO EXISTING DEFAULT . No Default or Event of Default shall exist or shall result from such Borrowing, continuation or conversion or Issuance; and

          (d) NO FUTURE ADVANCE NOTICE . Neither the Agent nor any Lender shall have received from any Credit Party any notice that any Collateral Document will no longer secure on a first priority basis future advances or future Loans to be made or extended under this Agreement.

Each Notice of Borrowing, Notice of Conversion/Continuation, L/C Application or L/C Amendment Application submitted by a Borrower hereunder shall constitute a representation and warranty by all Borrowers hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date or Issuance Date, as applicable, that the conditions set forth in this SECTION 5.02 are satisfied.


                                  ARTICLE VI

                           REPRESENTATIONS AND WARRANTIES

     The Company and each Subsidiary Borrower (with respect to itself and its Subsidiaries) represents and warrants to the Agent and each Lender that:

     6.01 CORPORATE EXISTENCE AND POWER.  The Company and each of its
Subsidiaries:

          (a) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.02 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by such Credit Party of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a)  contravene the terms of any of such Person's Organization
Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

          (c)  violate any Requirement of Law.

     6.03 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Collateral Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of the Agreement or any other Loan Document.

     6.04 BINDING EFFECT. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of such Credit Party, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     6.05 LITIGATION. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of any Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, any of its Subsidiaries or any of their respective properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.
No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     6.06 NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or from the grant or perfection of the Liens of the Collateral Agent and the Lenders on the Collateral. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under SECTION 9.01(e).

     6.07 ERISA COMPLIANCE.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability to the PBGC under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     6.08 USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by SECTION 7.12 and
SECTION 8.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used to purchase or carry any margin stock (as defined in Regulation U of the Board), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans or extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Board.

     6.09 TITLE TO PROPERTIES. The Company and each Subsidiary have good record and marketable title or its equivalent in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     6.10 TAXES. The Company and each Subsidiary have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which have been extended or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     6.11 FINANCIAL CONDITION.

          (a) The (x) audited consolidated financial statements of NACO and its Subsidiaries dated March 29, 1998 and of ABC and its Subsidiaries dated July 31, 1998 and (y) the unaudited pro forma combined condensed financial statements of the Company and its Subsidiaries dated October 31, 1998 contained in the Registration Statement, in each case including the related consolidated or combined condensed statements of operations, shareholders' equity and cash flows for the period ended on that date:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject to ordinary, good faith year-end audit adjustments);

              (ii) fairly present the financial condition of the Company and its consolidated Subsidiaries, and the Company and its consolidated Subsidiaries, respectively, as of the date thereof and the respective results of operations for the period covered thereby; and

             (iii) except as specifically disclosed in SCHEDULE 6.11, show all material indebtedness and other liabilities, direct or contingent, of ABC and its consolidated Subsidiaries, and the Company and its consolidated Subsidiaries, respectively, as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b) The unaudited pro forma financial statements at October 31, 1998, as applicable, and for the periods then ended of the Company and its Subsidiaries (the "PRO FORMA") are attached hereto as SCHEDULE 6.11(b). As of the date of the Agreement, the Pro Forma is complete and accurate and fairly represents the Company's and the Subsidiaries' assets, liabilities, financial condition and results of operations on a consolidated basis in accordance with GAAP (except for the absence of footnotes and statements of cash flow), consistently applied and taking into account the transactions contemplated by the Merger Documents.

          (c)  Since July 31, 1998, there has been no Material Adverse Effect.

     6.12 ENVIRONMENTAL MATTERS. Except as specifically disclosed in SCHEDULE 6.12:

          (a) The on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $3,000,000 in the aggregate.

          (b) The Company and each of its Subsidiaries have obtained all material licenses, permits, authorizations and registrations required under any Environmental Law ("ENVIRONMENTAL PERMITS") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

          (c) None of the Company, any of its Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

          (d) There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $3,000,000 in the aggregate for all such conditions, circumstances and Properties. In addition,
(i) neither the Company nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

     6.13 COLLATERAL DOCUMENTS.

          (a) The provisions of each of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Lenders, a legal, valid and enforceable first priority (subject to Permitted Liens) security interest in all right, title and interest of the applicable Credit Party in the collateral described therein; and financing statements have been delivered to the Collateral Agent on the Closing Date to be filed in the offices in all of the jurisdictions listed in the schedule to the Security Agreements, and each Intellectual Property Assignment has been delivered to the Collateral Agent on the Closing Date to be filed in the U.S. Patent and Trademark Office and the U.S. Copyright Office. Except for title vehicles, vessels and other Collateral which may not be perfected through the filing of financing statements under the Uniform Commercial Code and except for equipment and inventory located on the premises of a third party with a value of (as to the Company and its Subsidiaires as a whole) less than $25,000 individually or $100,000 in the aggregate (or as otherwise consented to by the Agent), all such security interests have been or, upon the filing of the financing statements delivered on the Closing Date, will be fully perfected security interests, except for Permitted Liens.

          (b) The provisions of each Pledge Agreement are effective to create, in favor of the Collateral Agent for the benefit of the Lenders, a legal, valid and enforceable security interest in all of the collateral described therein; and the Pledged Collateral was delivered to the Collateral Agent or its nominee in accordance with the terms thereof. The Lien of each Pledge Agreement constitutes a perfected, first priority security interest in all right, title and interest of the Company or such Subsidiary, as the case may be, in the Collateral described therein, prior and superior to all other Liens and interests except for Permitted Liens.

          (c) All representations and warranties of each Credit Party contained in the Collateral Documents are true and correct.

     6.14 REGULATED ENTITIES. Neither the Company nor any Subsidiary is an "Investment Company" within the meaning of the Investment Company Act of 1940. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     6.15 NO BURDENSOME RESTRICTIONS. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     6.16 SOLVENCY.  Each Credit Party is Solvent.

     6.17 LABOR RELATIONS. There are no strikes, lockouts or other labor disputes against the Company, any of its Subsidiaries, or, to the best of any Borrower's knowledge, threatened against or affecting the Company, or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company, or any of its Subsidiaries or, to the best knowledge of any Borrower, threatened against any of them before any Governmental Authority.

     6.18 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     6.19 SUBSIDIARIES. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of SCHEDULE 6.19 hereto and neither the Company nor any Subsidiary has any equity investments in any other corporation or entity other than those specifically disclosed in part (b) of
SCHEDULE 6.19.

     6.20 INSURANCE. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     6.21 SWAP OBLIGATIONS. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets,


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

liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

     6.22 SUBORDINATION PROVISIONS. The subordination provisions contained in all notes, debentures, agreements and other instruments entered into or issued in respect of the Subordinated Debt are enforceable against the issuer of the respective security and the holders thereof, and the Loans and all other Obligations entitled to the benefits of any Loan Document are within the definitions of "Senior Indebtedness", or other comparable definition, included in such provisions.

     6.23 YEAR 2000 COMPLIANCE. The Company and its Subsidiaries have developed and implemented a comprehensive, detailed program to address on a timely basis the Year 2000 Problem. The Company reasonably believes that it will successfully resolve on a timely basis the Year 2000 Problem for all material computer applications used by the Company and its Subsidiaries. The Company and its Subsidiaries have also made inquiry of each supplier, vendor and customer of the Company that is of material importance to the financial well-being of the Company with respect to the Year 2000 Problem. On the basis of such inquiry, the Company believes that each such supplier, vendor and customer of the Company will successfully resolve on a timely basis the Year 2000 Problem for all of its material computer applications.

     6.24 BROKER'S FEES. Except as set forth in this Agreement or in the Fee Letter, neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby (other than the Merger).

     6.25 MERGER DOCUMENTS. The Company has delivered to the Agent true, complete and correct copies of the Merger Documents (including all schedules, exhibits, annexes, amendments, supplements, modifications and all other documents delivered pursuant thereto or in connection therewith). The Merger Documents as originally executed and delivered by the parties thereto have not been amended, waived, supplemented or modified without the consent of the Agent. The representations and warranties of the parties set forth therein are true and correct in all material respects as of the date thereof. On the date of this Agreement, neither the Company nor any other party to any of the Merger Documents is in default in the performance of or compliance with any provisions under the Merger Documents. The Merger is being consummated contemporaneously with the initial Borrowing Date in accordance with applicable laws and regulations.

     6.26 FULL DISCLOSURE. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the Registration Statement and any other offering and disclosure materials delivered by or on behalf of the Company or its Subsidiaries to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein (taken as a


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whole), in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                  ARTICLE VII

                               AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:

     7.01 FINANCIAL STATEMENTS. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Lenders, with sufficient copies for the Agent and each Lender:

          (a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen LLP or another nationally-recognized independent public accounting firm ("INDEPENDENT AUDITOR") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records; and

          (b) as soon as available, but not later than 45 days after the end of each of the first three Fiscal Quarters of each fiscal year, a copy of the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of operations, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries.

     7.02 CERTIFICATES; OTHER INFORMATION. The Company shall furnish to the Agent, with sufficient copies for each Lender:

          (a) concurrently with the delivery of the financial statements referred to in SECTION 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in SECTIONS 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;


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

          (c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

          (d) as soon as available, but in any event not later than the 30th day after the end of each fiscal year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, statement of operations and cash flow statement) of the Company and its Subsidiaries for the next fiscal year;

          (e) within 30 days after each anniversary of the Closing Date, new insurance certificates satisfying the requirements of SECTION 5.01(h)(vi); and

          (f) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Lender, may from time to time request.

     7.03 NOTICES. The Company or any Subsidiary Borrower shall promptly notify the Agent and each Lender:

          (a)  of the occurrence of any Default or Event of Default;

          (b) of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Company, Mexican Borrower, Canadian Borrower or any other Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension involving the Company, Mexican Borrower, Canadian Borrower or any other Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) any other Environmental Claims;

          (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

               (i)  an ERISA Event;

              (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

             (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

             (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

          (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

          (e) upon, but in no event later than 15 days after, any officer of the Company or any Subsidiary becoming aware of (i) any and all enforcement, investigation, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws which could reasonably be expected to have a Material Adverse Effect, (ii) all other material Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property of the Company or such Subsidiary or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws; and

          (f) upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under SECTION 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

     7.04 PRESERVATION OF CORPORATE EXISTENCE, ETC. The Company shall, and shall cause each Subsidiary to:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with transactions permitted by SECTION 8.03 and sales of assets permitted by SECTION 8.02;

          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     7.05 MAINTENANCE OF PROPERTY. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof.


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

     7.06 INSURANCE. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance which amount shall not be materially reduced by the Company in the absence of 30 days' prior written notice to the Agent. All casualty insurance maintained by the Company shall name the Agent as loss payee and all liability insurance shall name the Agent as additional insured for the benefit of the Lenders, as their interests may appear. Upon request of the Agent or any Lender, the Company shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Company (and, if requested by the Agent, any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

     7.07 PAYMENT OF OBLIGATIONS. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

          (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; and

          (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     7.08 COMPLIANCE WITH LAWS. The Company shall comply, and shall cause and each other Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     7.09 COMPLIANCE WITH ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification unless such Plan is terminated; and (c) make all required contributions to any Plan subject to Section 412 of the Code.


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

     7.10 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause Mexican Borrower, Canadian Borrower and each other Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; PROVIDED, HOWEVER, when an Event of Default exists, the Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice; PROVIDED, FURTHER, that neither the Agent nor any Lender shall conduct any environmental testing of any owned or leased facility of the Company or any Subsidiary without the prior written consent of the Company, which shall not unreasonably be withheld.

     7.11 ENVIRONMENTAL LAWS .

          (a) The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the violation of which could reasonably be expected to result in liability to the Company and its Subsidiaries in excess of $3,000,000 in the aggregate (net of any payments under insurance policies or indemnity agreements which the Company or such Subsidiary reasonably expects to receive).

          (b) Upon the written request of the Agent or any Lender, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Lender, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to SECTION 7.03(e), that could, individually or in the aggregate, result in liability in excess of $3,000,000 (net of any payments under insurance policies or indemnity agreements which the Company or such Subsidiary reasonably expects to receive).

     7.12 USE OF PROCEEDS. Each Borrower shall use the proceeds of the Revolving Loans to refinance existing Indebtedness and to provide funds for working capital and other general corporate purposes, other than for the purpose of financing a hostile Acquisition, in each case not in contravention of any Requirement of Law or of any Loan Document.

     7.13 SOLVENCY. The Company shall at all times be, and shall cause and each of its Subsidiaries to be, Solvent.


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

     7.14 FURTHER ASSURANCES .

          (a) The Company shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

          (b) Promptly upon request by the Agent or the Majority Lenders, the Company shall (and shall cause any of its Subsidiaries to) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject any of the properties, rights or interests covered by any of the Collateral Documents to the Liens created by any of the Collateral Documents,
(iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and
(iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent and Lenders the rights granted or now or hereafter intended to be granted to the Collateral Agent and the Lenders under any Loan Document or under any other document executed in connection therewith.

     7.15 FOREIGN SUBSIDIARIES SECURITY. If, following a change in the relevant sections of the Code, the regulations and rules promulgated thereunder and any rulings issued thereunder and at the request of the Agent or the Majority Lenders, counsel for the Company acceptable to the Agent and the Majority Lenders does not within 30 days after such request deliver evidence satisfactory to the Agent with respect to any Foreign Subsidiary which is a Wholly-Owned Subsidiary of the Company that (i) a pledge of 66-b% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guaranty or (iii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, in either case would cause the earnings of such Foreign Subsidiary to be treated as a deemed dividend to such Foreign Subsidiary's United States parent or would otherwise violate a material applicable law, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock not theretofore pledged pursuant to the Pledge Agreement shall be pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), (ii) in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver a guaranty of the Obligations of the Company under the Loan Documents, and (iii) in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver a security agreement granting the Collateral Agent for the benefit of the Lenders a security interest in all of such Foreign Subsidiary's assets, in each case with all


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

documents delivered pursuant to this SECTION 7.15 to be in form and substance satisfactory to the Agent and the Majority Lenders.


                                   ARTICLE VIII

                                 NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:

     8.01 LIMITATION ON LIENS. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("PERMITTED LIENS"):

          (a) any Lien (other than a Lien on the Collateral) existing on property of the Company or any Subsidiary on the Closing Date and set forth in
SCHEDULE 8.01 securing Indebtedness outstanding on such date;

          (b)  any Lien created under any Loan Document;

          (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by SECTION 7.07, provided that no notice of lien has been filed or recorded under the Code;

          (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (f) Liens on the property of the Company or a Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;


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

          (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $3,000,000;

          (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

          (i) Liens (including Liens under Capital Leases) in respect of property or assets acquired or constructed by the Company or a Subsidiary after the date hereof, which Liens are created at the time of acquisition or completion of construction of such property or asset or within 20 days thereafter, to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of such property or asset,
(ii) in the case of any Person that hereafter becomes a Subsidiary or is consolidated with or merged with or into Borrower or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or is so consolidated or merged (and not incurred in anticipation thereof), (iii) in the case of any property or asset acquired by Borrower or any Subsidiary after the Closing Date, Liens existing on such property or asset at the time of acquisition thereof (and not incurred in anticipation thereof), whether or not the Indebtedness secured thereby is assumed by Borrower or a Subsidiary; PROVIDED, that in any such case:

                    (x) no such Lien shall extend to or cover any other property or assets of the Company or of such Subsidiary, as the case may be, and

                    (y) the aggregate principal amount of the Indebtedness secured by all such Liens in respect of any such property or assets shall not exceed 100% of the fair market value of such property or assets at the time of such acquisition or, in the case of a Lien in respect of property or assets existing at the time of such Person becoming a Subsidiary or being so consolidated or merged, the fair market value of the property or assets acquired at such time and the amount of Indebtedness of the Company and its Domestic Subsidiaries secured on the date of issuance of such Liens shall not be less than 80% of the fair market value unless the Agent shall have a perfected second lien on such equipment;

and any extension, renewal or replacement thereof but only if the principal amount of the Indebtedness secured thereby is not increased and, such Liens do not extend to or cover any other property or assets, PROVIDED FURTHER, that the aggregate principal amount of Indebtedness secured by Liens permitted by this
SECTION 8.01(i) does not exceed at any one time outstanding $15,000,000;

          (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED THAT (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and


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

(ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

          (k) Liens on property the subject of synthetic leases, tax retention operating leases or other similar off-balance sheet financing arrangements which secure Indebtedness permitted by SECTION 8.05(d); and

          (l) Liens with respect to property with a fair market value not exceeding $5,000,000 in the aggregate at any one time outstanding.

     8.02 DISPOSITION OF ASSETS. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

          (c) dispositions of property by the Company or any Subsidiary pursuant to reasonable business requirements; PROVIDED that the annual aggregate net proceeds for such dispositions shall not exceed $5,000,000.

     8.03 CONSOLIDATIONS AND MERGERS. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) any Domestic Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Domestic Subsidiary and a Wholly-Owned Domestic Subsidiary, the Wholly-Owned Domestic Subsidiary shall be the continuing or surviving corporation;

          (b) any Domestic Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Domestic Subsidiary;

          (c) any Foreign Subsidiary may be merged with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Foreign Subsidiary so long as in each case at least 65% of the total combined voting power of all classes of capital stock of all first-tier Foreign Subsidiaries are pledged pursuant to the Pledge Agreement; and

          (d) the assets of any Foreign Subsidiary may be transferred to the Company or any of its Domestic Subsidiaries, and any Foreign Subsidiary may be merged with and into, or be dissolved or liquidated into, the Company or any of its Domestic Subsidiaries so long as the Company or such Domestic Subsidiary is the surviving corporation of any such merger, dissolution or liquidation; and

          (e) the Company and its Subsidiaries may consummate Acquisitions permitted by SECTION 8.04.

     8.04 LOANS AND INVESTMENTS. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "INVESTMENTS"), except for:

          (a) Investments existing on the date hereof and described on SCHEDULE 8.04;

          (b) Investments held by the Company or Subsidiary in the form of Cash Equivalents;

          (c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (d) extensions of credit by (i) the Company to any Guarantor; PROVIDED, that any extension of credit pursuant to this clause (i) shall be evidenced by a promissory note, in form and substance satisfactory to the Agent, and such promissory note shall be delivered to the Agent pursuant to the relevant Pledge Agreement; and (ii) any Subsidiary to another Subsidiary or any Borrower; PROVIDED that, in the case of any loan or advance to any Credit Party, such loan or advance shall be subordinated to the indefeasible payment in full of such Credit Party's obligations pursuant to this Agreement and the other Loan Documents;

          (e) Investments consisting of equity contributions to Wholly-Owned Subsidiaries, provided that such Investments shall not exceed $15,000,000 in the aggregate after the date hereof in the case of Domestic Subsidiaries and $10,000,000 in the aggregate after the date hereof in the case of Foreign Subsidiaries;

          (f) Investments incurred in order to consummate Acquisitions otherwise permitted herein, PROVIDED, HOWEVER, that (i) no such Acquisition shall be permitted unless, after giving effect thereto on a PRO FORMA basis for the period (the "PRO FORMA PERIOD") of four Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) hereunder (on the basis that (A) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed at the beginning of the Pro Forma Period, (B) if such Indebtedness bears a floating interest rate, such interest shall be paid over the Pro Forma Period at the rate in effect on the date of such Acquisition, and
(C) all income and expense associated with the assets or entity acquired in connection with such Acquisition for the most recently ended four Fiscal Quarter period for which such income and expense amounts are available (with good faith estimates thereof being permitted if financial statements indicating such amounts are not available) shall be treated as being earned or incurred by the applicable Borrower over the Pro Forma Period on a pro forma basis), no Default or Event of Default would exist hereunder and Agent shall have received pro forma financial statements supporting the foregoing; (ii) any such Acquisition the aggregate consideration of which exceeds $25,000,000 for any single Acquisition or $40,000,000 in the aggregate in any period of 18 consecutive months shall not be permitted without the prior written approval of the Majority Lenders, (iii) no Default or Event of Default is in existence both before and after giving effect to any such Acquisition, (iv) any such Acquisition is undertaken in accordance with all applicable Requirements of Law and (v) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained; and

          (g) Other Investments in an aggregate amount outstanding at any time not in excess of $3,000,000.

     8.05 LIMITATION ON INDEBTEDNESS. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to this Agreement;

          (b) Indebtedness consisting of Contingent Obligations permitted pursuant to SECTION 8.08;

          (c) the Subordinated Debt and other Indebtedness existing on the Effective Date and set forth in SCHEDULE 8.05;

          (d) Indebtedness consisting of synthetic leases, tax retention operating leases or other similar off-balance sheet financing products entered into by the Company or any Subsidiary after the date hereof in the ordinary course of business in an aggregate amount not to exceed $15,000,000;

          (e) Indebtedness secured by Liens permitted by Section 8.01 (i) in an aggregate principal amount not to exceed $15,000,000;

          (f) Indebtedness of any Foreign Subsidiary pursuant to unsecured over-draft lines or similar extensions of credit in an aggregate principal amount outstanding for all Foreign Subsidiaries at any one time not to exceed $5,000,000 ("PERMITTED FOREIGN SUBSIDIARY INDEBTEDNESS");

          (g) Intercompany Indebtedness to the extent any such loan is permitted to be made by the lender under SECTION 8.04(d); and

          (h) other Indebtedness in an aggregate amount outstanding at any time not to exceed $5,000,000.

     8.06 TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

     8.07 USE OF PROCEEDS.   The Company shall not, and shall not suffer or
permit Mexican Borrower, Canadian Borrower or any other Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly,
(i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

     8.08 CONTINGENT OBLIGATIONS. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b)  Permitted Swap Obligations;

          (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in SCHEDULE 8.08;

          (d) Contingent Obligations of the Company with respect to Permitted Foreign Subsidiary Indebtedness;

          (e) Contingent Obligations of the Company arising under this Agreement;

          (f) Contingent Obligations of the Company with respect to operating leases entered into by a Subsidiary of the Company or with respect to the performance of contractual obligations of a Subsidiary incurred in the ordinary course of business;

          (g) Contingent Obligations constituting Indebtedness and expressly permitted by SECTION 8.02; and

          (h) other Contingent Obligations not constituting Indebtedness in an aggregate amount not to exceed $1,000,000.

     8.09 RESTRICTED PAYMENTS.

          (a) The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, except that:

               (i) the Company may declare and make dividend payments or other distributions payable solely in its common stock;

              (ii) the Company or any Wholly-Owned Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

             (iii) any Wholly-Owned Subsidiary may declare and make dividend payments or other distributions to the Company or a Wholly-Owned Subsidiary of the Company; and

              (iv) so long as no Default or Event of Default is in existence both before and after giving effect to the declaration and payment of such dividend and the Leverage Ratio as of the end of the two fiscal quarters immediately preceding the date of the declaration and payment of such dividend was less than 3.0:1.0, the Company may declare and pay cash dividends, PROVIDED that, at the time it is declared, the aggregate amount of such dividend, when added to all dividends theretofore declared and paid pursuant to this clause (iv), shall not exceed an amount equal to 25% of cumulative Net Income for the period from July 31, 1998 and ending on the last day of the last fiscal quarter of the Company then ended.

          (b) The Company shall not, and shall not permit any Subsidiary to, make (or give any notice in respect of) any voluntary or optional payment or prepayment on, or redemption or acquisition for value of, any Indebtedness for borrowed money incurred or permitted to exist under this Agreement, other than Indebtedness evidenced by the Notes.


     8.10 ERISA. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Lenders) liability to any member of the Controlled Group, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate or, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Lenders) liability to any member of the Controlled Group.

     8.11 CHANGE IN BUSINESS. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

     8.12 ACCOUNTING CHANGES. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary; PROVIDED, HOWEVER, that the parties hereto agree that, in the event that the Company or any Subsidiary desires to make any change in its fiscal year after the date of this Agreement, the Company shall first provide the Agent and the Lenders at least 30 days' advance written notice of such entity's desire to change its fiscal year, together with revised projections giving effect to such change in fiscal year of such entity. The parties further agree that, at the conclusion of such 30-day period following notice to the Agent and the Lenders as provided herein, they will negotiate in good faith concerning such requested change in fiscal year of such entity and will consider such modifications to the financial covenants set forth in this Agreement as may be necessary to equitably reflect any such change in fiscal year.

     8.13 MINIMUM NET WORTH. The Company shall not permit its consolidated Net Worth at any time to be less than an amount equal to the sum of (a) $73,000,000 PLUS (b) 50% of the Company's positive Net Income, if any, for each fiscal quarter ending after the date hereof and prior to the date of determination, PLUS (c) an amount equal to 75% of the cash and non-cash proceeds of any equity securities issued by the Company after the Closing Date and prior to the date of determination.

     8.14 LEVERAGE RATIO. The Company shall not permit for any fiscal quarter (determined as of the last day of such fiscal quarter) ending in any period set forth below its Leverage Ratio to be greater than the ratio set forth below opposite each such period:


                               Period                           Ratio
                               ------                           -----
            From and including the Closing Date
                  to but excluding the last day of the
                  fiscal quarter ended in January, 2000       4.00:1.0

            Thereafter, from and including the last day
                  of the fiscal quarter ended in
                  January, 2000 to but excluding the
                  last day of the fiscal quarter ended
                  in January, 2001                            3.75:1.0

            Thereafter, from and including the last day
                  of the fiscal quarter ended in
                  January, 2001 to but excluding the
                  last day of the fiscal quarter ended
                  in January 2002                             3.50:1.0

                  Thereafter,                                 3.25:1.0


     8.15 SENIOR LEVERAGE RATIO. The Company shall not permit for any fiscal quarter (determined as of the last day of such fiscal quarter) ending in any period set forth below its Senior Leverage Ratio to be greater than the ratio set forth below opposite each such period:


                                  Period                           Ratio
                                  ------                           -----
             From and including the Closing Date
                   to but excluding the last day of the           3.00:1.0
                   fiscal quarter ended in January, 2000


                                          77


                                  Period                           Ratio
                                  ------                           -----
             Thereafter, from and including the last day
                   of the fiscal quarter ended in January,
                   2000 to but excluding the last day of the
                   fiscal quarter ended in January, 2001          2.75:1.0

                   Thereafter,                                    2.50:1.0


     8.16 INTEREST COVERAGE RATIO. The Company shall not permit for any fiscal quarter (determined as of the last day of such fiscal quarter) ending in any period set forth below its Interest Coverage Ratio to be less than the ratio set forth below opposite each such period:

     8.17 CAPITAL EXPENDITURES. The Company and its consolidated Subsidiaries shall not make or commit to make Capital Expenditures for any fiscal year in excess of the amount set forth below with respect to such fiscal year (provided that, for purposes of this SECTION 8.17, Capital Expenditures shall not include capitalized interest):


                                            Maximum Capital
             Fiscal Year                      Expenditures
             -----------                   --------------------
             1999                              $60 million
             Each year thereafter              $45 million


     8.18 YEAR 2000. The Company will take, and will cause each of its Subsidiaries to take, all such actions as are reasonably necessary to successfully implement a program to assure that the Year 2000 Problem will not have a Material Adverse Effect. At the request of the Agent, the Company will provide a description of such program, together with any updates or progress reports with respect thereto.

                                   ARTICLE IX

                                 EVENTS OF DEFAULT

     9.01 EVENT OF DEFAULT. Any of the following shall constitute an "EVENT OF DEFAULT":

          (a) NON-PAYMENT. Any Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) REPRESENTATION OR WARRANTY. Any representation or warranty by any Credit Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by such Credit Party, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) SPECIFIC DEFAULTS. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of SECTIONS 7.01, 7.02, 7.03 or
7.09 or in ARTICLE VIII; or

          (d) OTHER DEFAULTS. Any Credit Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Lender; or

          (e) CROSS-DEFAULT. (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount of more than $5 million when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or
(ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $1 million; or

          (f) INSOLVENCY; VOLUNTARY PROCEEDINGS. The Company or any of its Subsidiaries (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any of its Subsidiaries, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any of its Subsidiaries' properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2.5 million;
(ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $2.5 million; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2.5 million; or

          (i) MONETARY JUDGMENTS. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5 million or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

          (j) NON-MONETARY JUDGMENTS. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k)  COLLATERAL.

               (i) any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the applicable Credit Party or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

              (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof or as a result of the failure of the Collateral Agent to file appropriate continuation statements) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest in any material portion of such Collateral, subject only to Permitted Liens; or

          (l)  CHANGE OF CONTROL.  There occurs any Change of Control; or

          (m) GUARANTOR DEFAULTS. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty or the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at CLAUSES (f) or (g) of this Section occurs with respect to such Guarantor; or

          (n) INVALIDITY OF SUBORDINATION PROVISIONS. The subordination provisions of any agreement or instrument governing any Subordinated Debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Loans and the other Obligations hereunder entitled to receive the benefits of any Loan Document is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions.

     9.02 REMEDIES. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Lenders:

          (a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

PROVIDED, HOWEVER, that upon the occurrence of any event specified in SECTIONS 9.01(f) or (g) (in the case of clause (i) of SECTION 9.01 (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and any obligation of the Issuing Lender to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Lender or any Lender.

     9.03 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                     ARTICLE X

                                     THE AGENT

     10.01  APPOINTMENT AND AUTHORIZATION; "AGENT".

            (a) Each Lender hereby irrevocably (subject to SECTION 10.09) appoints, designates and authorizes the Agent (including, without limitation, in its capacity as Collateral Agent) to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

            (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Lenders to act for such Issuing Lender with respect thereto; PROVIDED, HOWEVER, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this ARTICLE X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this ARTICLE X, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

     10.02 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     10.03 LIABILITY OF AGENT. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     10.04  RELIANCE BY AGENT.

            (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

            (b) For purposes of determining compliance with the conditions specified in SECTION 5.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     10.05 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with ARTICLE IX; PROVIDED, HOWEVER, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     10.06 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed


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to constitute any representation or warranty by any Agent-Related Person to any
Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, the value or and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and its Subsidiaries hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     10.07 INDEMNIFICATION OF AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any reasonable costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     10.08 AGENT IN INDIVIDUAL CAPACITY. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent or the Issuing Lender.


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     10.09  SUCCESSOR AGENT.  The Agent may, and at the request of the
Majority Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders subject, so long as no Event of Default has occurred and is then continuing, to the consent of the Company which shall not be unreasonably withheld or delayed. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE X and SECTIONS 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Majority Lenders unless BofA shall also simultaneously be replaced as "Issuing Lender" hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.

     10.10  WITHHOLDING TAX

            (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent and to Company, to deliver to the Agent and to Company:

                 (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                 (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

                (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

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Such Lender agrees to promptly notify the Agent and to Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

            (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

            (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

            (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by clause (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

            (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.

     10.11  COLLATERAL MATTERS

            (a) The Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

            (b) The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all

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other Obligations payable under this Agreement and under any other Loan
Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any asset disposition permitted hereunder pursuant to
SECTION 8.02; (iii) constituting property in which the Company or any Subsidiary of the Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Company or any Subsidiary of the Company under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or
(vi) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in SECTION 11.01 hereof. Further, upon the Company achieving a Leverage Ratio of less than or equal to
1.75 to 1.0 for two consecutive fiscal quarters, all Collateral (other than Pledged Collateral as defined in the Pledge Agreements and not including the Company Guaranty or the Subsidiaries Guaranty) shall be released by the Collateral Agent so long as no Default or Event of Default shall then be in effect. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this SECTION 10.11.

                                   ARTICLE XI

                                   MISCELLANEOUS

     11.01 AMENDMENTS AND WAIVERS. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Company and acknowledged by the Agent, do any of the following:

                 (i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to SECTION 8.02) without the written consent of such Lender;

                 (ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to any Lenders (or any of them) hereunder or under any other Loan Document;

                 (iii) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (z) below) any fees or other amounts payable hereunder or under any other Loan Document;


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                 (iv) change the percentage of the Commitments or of the
     aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

                 (v) discharge all or substantially all of the Guarantors, or release all or substantially all of the Collateral, except as otherwise may be provided in the Collateral Documents or except where the consent of the Majority Lenders only is specifically provided for; or

                 (vi) amend this Section, or SECTION 2.16, or any provision herein providing for consent or other action by all Lenders;

and, PROVIDED FURTHER, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (B) no amendment, waiver or consent shall, unless in writing and signed by the Canadian Revolving Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Canadian Revolving Lender under this Agreement or any other Loan Document, (C) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (D) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

            (b) Notwithstanding anything to the contrary set forth in this Agreement, it is expressly agreed that: (i) the Majority Lenders may elect to authorize the Collateral Agent to effect a complete release of (x) the Liens on Collateral of the Mexican Borrower securing Obligations of the Company and the Canadian Borrower (excluding Liens securing direct Obligations of the Mexican Borrower); (y) the Mexican Borrower from its Obligations under its respective Guaranty; and (z) pledged shares of stock constituting more than 65% of the shares of Mexican Borrower pledged as Collateral hereunder; and

                 (ii) the Agent, the Canadian Revolving Lender and the Borrower may, in their sole discretion, amend the provisions of SCHEDULE 2.06 pertaining to the Canadian Revolving Loans, so long as such amendment does not increase the amount of the Canadian Subsidiary Loan Sublimit or otherwise adversely impact any other Lender.

     11.02  NOTICES.

            (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on SCHEDULE 11.02, and
(ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on SCHEDULE 11.02; or, as directed to the Company or the Agent, to such other address as shall be designated


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by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to ARTICLE II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to ARTICLE III to the Issuing Lender shall not be effective until actually received by the Issuing Lender at the address specified for the "Issuing Lender" on the applicable signature page hereof.

            (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

     11.03 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     11.04  COSTS AND EXPENSES.  The Company shall:

            (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent and Issuing Lender) and the Arranger within five Business Days after demand (subject to SECTION 5.01(f)) for all costs and expenses incurred by BofA (including in its capacity as Agent and Issuing Lender) and the Arranger in connection with the development, preparation, delivery, syndication, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent and Issuing Lender) and the Arranger with respect thereto;

            (b) pay or reimburse the Agent and each Lender within five Business Days after demand (subject to SECTION 5.01(f)) for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or

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preservation of any rights or remedies under this Agreement or any other Loan
Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

            (c) pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to SECTION 5.01(f)) for all reasonable appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by BofA (including in its capacity as Agent) in connection with the matters referred to under subsections (a) and (b) of this Section.

     11.05 COMPANY INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, the Arranger, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of the Company entering into this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     11.06 PAYMENTS SET ASIDE. To the extent that the Company makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then
(a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.


     11.07 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.


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     11.08  ASSIGNMENTS, PARTICIPATIONS, ETC.

            (a) Any Lender may, with the written consent of the Company (at all times other than during the existence of an Event of Default) and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent or the Company or the Issuing Lender shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "ASSIGNEE") all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (or, if less, the entire amount of such Lender's Loans, Commitment and L/C Obligations); PROVIDED, HOWEVER, that the Company and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of EXHIBIT E ("ASSIGNMENT AND ACCEPTANCE") together with any Note or Notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500.

            (b) From and after the date that the Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

            (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with SECTION 11.08(a)), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Lender has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender PRO TANTO.

            (d) Any Lender may at any time sell to one or more commercial lenders or other Persons not Affiliates of the Company (a "PARTICIPANT") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that (i) the originating

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Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company, the Issuing Lender and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the FIRST PROVISO to SECTION
11.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

            (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     11.09 CONFIDENTIALITY. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; PROVIDED, HOWEVER, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process, in which event, to the extent permitted by applicable laws, such Lender agrees to use reasonable commercial efforts to promptly notify the Company of its receipt of any such subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and (I) to its Affiliates.

     11.10 SET-OFF. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Borrower any such notice being waived by each Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of any Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.11 AUTOMATIC DEBITS OF FEES. With respect to any principal or interest due on the Loans, unreimbursed L/C Obligation, Commitment Fees, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, the Issuing Lender or BofA under the Loan Documents, each Borrower hereby irrevocably authorizes BofA to debit any deposit account of such Borrower with BofA or any of its Affiliates in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

     11.12 NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     11.13 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     11.14 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     11.15 NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent, the Arranger and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     11.16  GOVERNING LAW AND JURISDICTION.



            (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS); PROVIDED THAT THE PARTIES SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER'S, THE AGENT'S AND THE LENDER'S CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE BORROWERS, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

     11.17 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE LENDERS AND THE AGENT WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     11.18 JUDGMENT. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "JUDGMENT CURRENCY") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "AGREEMENT CURRENCY"), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or such Lender in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or such Lender in such currency, the Agent or such Lender agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

     11.19 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among each of the Borrowers, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     11.20 EFFECTIVENESS. This Agreement shall become effective on the date (the "EFFECTIVE DATE") on which the Agent, each Borrower and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to the Agent at the Notice Address (or to Agent's counsel as directed by such counsel) or, in the case of the Lenders, shall have given to Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Agent's counsel that the same has been signed and mailed to it. Agent will give the Company and each Lender prompt written notice of the occurrence of the Effective Date.

     11.21  EURO CURRENCY.  (a)  If at any time that an Offshore Currency
Loan is outstanding, the relevant Offshore Currency is replaced as the lawful currency of the country that issued such Offshore Currency (the "ISSUING COUNTRY") by the Euro then such Offshore Currency Loan shall be automatically converted into a Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Offshore Currency Loan would be converted pursuant to the laws of the Issuing Country and thereafter
(i) no further Loans will be available in such Offshore Currency and (ii) all references in the Loan Documents to such Offshore Currency shall be deemed to be the Euro.

            (b) Each Borrower agrees, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the implementation of the European Monetary Union and the Euro and that would not have been incurred or sustained by such Lender but for the transactions provided for herein. A certificate of any such Lender setting forth such Lender's determination of the amount or amounts necessary to compensate such

Lender shall be delivered to the Agent for delivery to the applicable Borrower and shall be conclusive absent manifest error so long as such determination is made by such Lender on a reasonable basis. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                                    ARTICLE XII

                                  COMPANY GUARANTY

     12.01 THE GUARANTY. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of such Borrowers to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to Agent and/or the Lenders, on demand, together with any and all expenses which may be incurred by the Agent or the Lenders in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including Borrowers), then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of any Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

     12.02 INSOLVENCY. Additionally, the Company unconditionally and irrevocably guarantees the payment of the Dollar Equivalent of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Guaranteed Creditors whether or not due or payable by any Borrower upon the occurrence of any of the events specified in SECTIONS 9.01(e) or (f), and unconditionally promises to pay the Dollar Equivalent of such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

     12.03 NATURE OF LIABILITY. The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of any Borrower whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Borrower; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower; or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

     12.04 INDEPENDENT OBLIGATION. The obligations of the Company hereunder are independent of the obligations of any other guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower be joined in any such action or actions. The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by a Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the Company's obligations under this ARTICLE XII.

     12.05 AUTHORIZATION. The Company authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

            (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

            (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

            (c) exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

            (d) release or substitute any one or more endorsers, guarantors, any Borrower or other obligors;

            (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Guaranteed Creditors;

            (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Company or any Borrower remain unpaid;

            (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

            (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Guaranty.

     12.06 RELIANCE. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

     12.07 SUBORDINATION. Any of the indebtedness of each Borrower relating to the Guaranteed Obligations now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of such Borrower owing to the Guaranteed Creditors; and if Agent so requests at a time when an Event of Default exists, all such indebtedness relating to the Guaranteed Obligations of such Borrower to the Company shall be collected, enforced and received by the Company for the benefit of the Guaranteed Creditors and be paid over to Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Guaranty. Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of such Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

     12.08  WAIVER.

            (a) The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Borrower, any other guarantor or any other party,
(ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. The Company waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of the

Company hereunder except to the extent the Guaranteed Obligations have been paid. The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Borrower or any other party or any security.

            (b) The Company waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Company assumes all responsibility for being and keeping itself informed of each Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that Agent and the Lenders shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

     12.09 NATURE OF LIABILITY. It is the desire and intent of the Company and the Secured Creditors that this Guaranty shall be enforced against the Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the Company under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations shall be deemed to be reduced and the Company shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.


                              [signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.




                                        ABC-NACO INC.


                                        By: /s/John M. Lison
                                            -------------------------------
                                        Title: Executive Vice President-
                                               Treasury, Corporate Development
                                                  and Secretary
                                               ---------------------------


                                        ABC-NACO de MEXICO S.A. de C.V.


                                        By: /s/John M. Lison
                                            -------------------------------
                                        Title: Executive Vice President
                                               ----------------------------


                                        DOMINION CASTINGS LIMITED


                                        By: /s/John M. Lison
                                            -------------------------------
                                        Title: Executive Vice President
                                               ----------------------------


                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION, as Agent


                                        By: /s/David A. Johanson
                                            -------------------------------
                                        Title: Vice President
                                               ----------------------------

                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION,
                                        Individually as a Lender and as the
                                        Issuing Lender


                                        By: /s/Rhomes Ritter
                                           ---------------------------------
                                        Title: Vice President
                                               -----------------------------


                                        ABN AMRO BANK  N.V., as a Lender


                                        By: /s/David J. Thomas
                                            --------------------------------
                                        Title: Group Vice President
                                               -----------------------------


                                        By: /s/Gerald F. Mackin
                                            --------------------------------
                                        Title: Vice President
                                               -----------------------------


                                        BANKBOSTON, N.A., as a Lender


                                        By: /s/Dexter Freeman
                                           ---------------------------------
                                        Title: Director
                                               -----------------------------


                                        THE FIRST NATIONAL BANK OF CHICAGO,
                                          as a Lender


                                        By: /s/Barry P. Litwin
                                           ---------------------------------
                                        Title: Senior Vice President
                                              ------------------------------

                                        FIRSTAR BANK MILWAUKEE, N.A., as a
                                        Lender


                                        By: /s/John R. Falb
                                           ---------------------------------
                                        Title: Vice President
                                               -----------------------------


                                        HARRIS TRUST AND SAVINGS BANK, as a
                                        Lender


                                        By: /s/Patrick J. McDonnel
                                           ----------------------------------
                                        Title: Vice President
                                               ------------------------------


                                        LASALLE NATIONAL BANK, as a Lender


                                        By: /s/Scott R. Thick
                                           ----------------------------------
                                        Title: Structured Finance Officer
                                               ------------------------------


                                        THE NORTHERN TRUST COMPANY, as a Lender


                                        By: /s/Brian D. Beitz
                                            -----------------------------------
                                        Title: Vice President
                                               --------------------------------


                                        PNC BANK, NATIONAL ASSOCIATION, as a
                                        Lender


                                        By: /s/Robert A. Krasnow
                                            ----------------------------------
                                        Title: Senior Vice President
                                                ------------------------------

                                        U.S. BANK NATIONAL ASSOCIATION, as a
                                        Lender


                                        By: /s/Megan G. Mourning
                                            ----------------------------------
                                        Title: Vice President
                                               -------------------------------


                                        BANK OF AMERICA CANADA, as Canadian
                                        Revolving Lender


                                        By: /s/Richard Hall
                                            ----------------------------------
                                        Title: Vice President
                                               -------------------------------

SCHEDULES

The following Schedules have been omitted:

Schedule 2.01 - Commitments and Pro Rata Shares

Schedule 11.02 - Notice Information